Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

GBS INC.,

INTELLIGENT FINGERPRINTING LIMITED,

THE SELLERS LISTED ON SCHEDULE I HERETO,

JASON ISENBERG, AS THE RFA SELLERS’ REPRESENTATIVE

AND

PHILIP HAND, AS THE OTHER SELLERS’ REPRESENTATIVE

Dated as of October 4, 2022

TABLE OF CONTENTS

Article 1

THE ACQUISITION
1.1	The Acquisition	2
1.2	Closing	3
1.3	Directors and Officers	3
1.4	IFP Securities.	3
1.5	IFP Convertible Loans.	4
1.6	Preliminary Consents and Associated Acknowledgments of Sellers.	6
1.7	Delivery of Certificates.	7
1.8	Power of Attorney.	8
1.9	Sellers’ Representatives.	10
1.10	No Further Rights	12
1.11	Additional Actions	12

	Article 2

	REPRESENTATIONS AND WARRANTIES OF IFP

2.1	Organization and Qualification; Charter Documents	13
2.2	Capital Structure	13
2.3	Authority; Non-Contravention; Approvals	14
2.4	IFP Financial Statements; No Undisclosed Liabilities	15
2.5	Net Assets	15
2.6	Indebtedness	15
2.7	Inventory	16
2.8	Accounts Receivable	16
2.9	Absence Of Certain Changes Or Events	16
2.10	Intellectual Property	17
2.11	Compliance with Legal Requirements	19
2.12	Legal Proceedings	19
2.13	Brokers’ and Finders’ Fees	19
2.14	IFP Contracts	19
2.15	Taxes	21
2.16	Real Property	22
2.17	Title, Condition and Sufficiency of Assets	23
2.18	Insurance	23
2.19	Agreements with Related Parties	23
2.20	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	24

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Article 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Organization and Qualification; Charter Documents	24
3.2	Capital Structure	25
3.3	Authority; Non-Contravention; Approvals	26
3.4	SEC Filings; Company Financial Statements; No Undisclosed Liabilities	28
3.5	Absence Of Certain Changes Or Events	29
3.6	Intellectual Property	30
3.7	Compliance with Legal Requirements	31
3.8	Legal Proceedings; Orders	32
3.9	Brokers’ and Finders’ Fees	32
3.10	Company Contracts	32
3.11	Taxes	34
3.12	Real Property	35
3.13	Title, Condition and Sufficiency of Assets	36
3.14	Insurance	36
3.15	Agreements with Related Parties	36
3.16	No Additional Representations	36

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Ownership of IFP Shares and IFP Convertible Loans	37
4.2	Authority; Non-Contravention	37
4.3	Tax Matters	38
4.4	Disclosure; Seller Information	38
4.5	Ownership of Company Capital Stock	39
4.6	Litigation	39

Article 5

[NOT USED].

Article 6

ADDITIONAL AGREEMENTS

6.1	Proxy Statement	39
6.2	Company Stockholders’ Meeting	40
6.3	Regulatory Approvals and Related Matters	41
6.4	Director Indemnification and Insurance	41
6.5	Public Announcements; Confidential Information	42
6.6	Conveyance Taxes	43
6.7	Lock-up	43
6.8	Section 16 Compliance	44
6.9	Employee Matters	44
6.10	Releases.	45

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Article 7

CLOSING DELIVERABLES

7.1	IFP Deliverables	46
7.2	Company Deliverables	46

Article 8

CLOSING HOLDBACK STOCK

Article 9

INDEMNIFICATION

9.1	Indemnification by Sellers	47
9.2	Indemnification by Company	48
9.3	Survival of Representations and Warranties and Covenants	48
9.4	Limitation of Indemnification Obligations	48
9.5	Indemnification Notice; Litigation Notice	49
9.6	Defense of Third Person Claims	49
9.7	Disagreement Notice	50
9.8	Calculation of Losses	50
9.9	Tax Treatment of Indemnity Payments	51
9.10	Interest	51
9.11	Recourse	51
Article 10

GENERAL PROVISIONS

10.1	Notices	51
10.2	Amendment	53
10.3	Expenses	53
10.4	Headings	53
10.5	Severability	53
10.6	Entire Agreement	53
10.7	Successors and Assigns	53
10.8	Parties In Interest	54
10.9	Waiver	54
10.10	Remedies Cumulative; Specific Performance	54
10.11	Governing Law; Venue; Waiver of Jury Trial	54
10.12	Counterparts and Exchanges by Electronic Transmission or Facsimile	55
10.13	Attorney Fees	55
10.14	Cooperation	55
10.15	Construction.	55
10.16	Conflicts; Privilege	56

Exhibits

Exhibit A	Certain Definitions
Exhibit B	[Not used]
Exhibit C	Form of Company Voting Agreement
Exhibit D	Form of Seller Voting Agreement
Exhibits E-1 and E-2	Form of Registration Rights Agreement
Exhibit F	Form of Investor Rights Agreement
Exhibit G	Form of Accredited Investor Questionnaire

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into as of October 4, 2022 (this “Agreement”), by and among GBS INC., a Delaware corporation (“Company”), INTELLIGENT FINGERPRINTING LIMITED, a company registered in England and Wales with company number 06409298 (“IFP”), the Persons listed on Schedule I hereto (collectively, “Sellers” and each, individually, a “Seller”), and Jason Isenberg as the RFA Sellers’ Representative and Philip Hand as the Other Sellers’ Representative (together the Sellers’ Representatives (as defined herein). IFP, Company, each Seller and each Sellers’ Representative are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Sellers own all of the issued shares in the capital of IFP as of the date of this Agreement (other than the Conversion Shares, the “IFP Shares”);

WHEREAS, Sellers desire to sell to Company, and Company desires to purchase from Sellers, all of the IFP Shares, on the terms and conditions set forth herein;

WHEREAS, each Seller who is also an IFP Convertible Loan Holder has agreed to, following Closing, subject to the satisfaction of the terms and conditions contained herein and only once the Company Stockholder Approval has been duly obtained for the Company Convertible Preferred Stock Conversion in accordance with Section 1.5, convert all their outstanding IFP Convertible Loans into newly-issued Ordinary B Shares (the “Conversion Shares”) in consideration for shares of Company Convertible Preferred Stock that would: (i) in the case of the Non-RFA Convertible Loan Holders, immediately thereafter; and (ii) in the case of the RFA Convertible Loan Holders, at the direction of the RFA Sellers’ Representative, convert into Company Common Stock, all as set forth in this Agreement (the “IFP Convertible Loan Conversion”);

WHEREAS, the board of directors of Company (i) has determined that this Agreement and the Transactions are advisable for, and in the best interests of, Company and its stockholders, (ii) has approved and adopted this Agreement and the Transactions and (iii) has resolved subject to the terms of this Agreement, to recommend that the Company Stockholders vote to approve the Company Stockholder Approval Matters;

WHEREAS, as a condition to the willingness of IFP and Sellers to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the officers and directors of Company as of the date of this Agreement and each Company Stockholder affiliated with any such officer or director, in each case listed on Schedule III, is entering into a voting agreement in substantially the form of Exhibit C attached hereto (the “Company Voting Agreement”), in favor of IFP and Sellers, pursuant to which the officers and directors of Company as of the date of this Agreement and each Company Stockholder affiliated with any such officer or director, in each case listed on Schedule III, have agreed, among other things, to vote their respective shares of Company Common Stock in favor of the Company Stockholder Approval Matters; and

WHEREAS, as a condition to the willingness of Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each Seller is entering into the voting agreement in the form of Exhibit D attached hereto (the “Seller Voting Agreement”), in favor of Company, pursuant to which each Seller has agreed, among other things, to vote such Seller’s shares of Company Common Stock in favor of the Current Company Stockholder Proposals;

WHEREAS, as a condition to the willingness of IFP and Sellers to enter into this Agreement, concurrent with the execution and delivery of this Agreement, Company is entering into one or more registration rights agreements in substantially the form of Exhibit E-1 and Exhibit E-2, respectively, attached hereto (the “Registration Rights Agreement”) in favour of the Sellers; and

WHEREAS, as a condition to the willingness of IFP and Sellers to enter into this Agreement, concurrent with the execution and delivery of this Agreement, Company is entering into an Investor Rights Agreement in substantially the form of Exhibit F attached hereto (the “Investor Rights Agreement”) in favour of the RFA Sellers.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, Sellers shall sell, assign, transfer, deliver and convey to Company, and Company shall purchase from Sellers, all of their respective right, title and interest in and to each Seller’s respective IFP Shares, in each case with full title guarantee and free and clear from all Encumbrances. The IFP Shares shall be sold with all rights attaching to them at Closing or subsequently, including the rights to receive all dividends and other distributions declared, made or paid on IFP Shares after Closing. Company shall not be obliged to complete the purchase and sale of the IFP Shares unless the purchase and sale of all the IFP Shares is completed simultaneously. Each Seller hereby waives any rights of pre-emption or other restrictions on transfer in respect of the IFP Shares, whether conferred by IFP’s Organizational Documents or otherwise, in respect of the transfers contemplated by this Agreement. Nothing contained in this Section 1.1 shall negatively impact, abridge or otherwise affect the rights of the IFP Convertible Loan Holders under the IFP Convertible Loans, unless and until the IFP Convertible Loan Conversion has occurred. The purchase and sale of the IFP Shares is referred to in this Agreement as the “Acquisition”.

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1.2 Closing. The consummation of the Acquisition (the “Closing”) will take place remotely, on the date of this Agreement or at such other time, date and place as IFP, the Sellers’ Representatives, and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.3 Directors and Officers. Subject to the terms and requirements of the Investor Rights Agreement, the board of directors of Company immediately following the Closing will consist of five members identified as “Company Appointees” on Schedule IV and two members identified as “IFP Appointees”, who shall be designated by the RFA Sellers’ Representative in accordance with the Investor Rights Agreement.

1.4 IFP Securities.

(a) IFP Shares. Each IFP Share in issue immediately prior to the Closing will be sold to Company by the Seller that owns such IFP Share in consideration for, and the Company shall issue, such number of duly authorized, validly issued, fully paid and non-assessable shares, free and clear of all Encumbrances and in compliance with all Legal Requirements (including applicable securities laws and regulations and stock exchange rules), in Company Common Stock and Company Convertible Preferred Stock, respectively, as is set out in Schedule V, being a combination of Company Common Stock and Company Convertible Preferred Stock as set out in Schedule V, in each case rounded to the nearest whole share of Company Common Stock and Company Convertible Preferred Stock, respectively (after aggregating all fractional shares of Company Common Stock and Company Convertible Preferred Stock issuable to such Seller) (the “Acquisition Consideration”).

(b) No Fractional Shares. No fractional shares of Company Common Stock or Company Convertible Preferred Stock will be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares of Company Common Stock or Company Convertible Preferred Stock will be issued. Sellers will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Company with respect to any such fractional shares of Company Common Stock and Company Convertible Preferred Stock that would have otherwise been issued to such Seller. Each Seller hereby acknowledges that such Seller shall not receive, and forfeits such Seller’s right to receive, any consideration in lieu of any fractional share of Company Common Stock or Company Convertible Preferred Stock to which such Seller would otherwise have been entitled pursuant to this Section 1.4.

(c) Without limiting the other provisions of the Agreement, in the event that Company changes the number of shares of Company Common Stock or Company Convertible Preferred Stock issued and outstanding prior to the Closing or the Conversion Date (as applicable) as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Acquisition Consideration and the IFP Convertible Loan Consideration (as applicable) shall be equitably adjusted to eliminate the effect of such change on the Acquisition Consideration and the IFP Convertible Loan Consideration.

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(d) The issuance and sale of the Company Common Stock and the Company Convertible Preferred Stock pursuant to this Agreement shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state or other securities laws, and shall instead be issued pursuant to private placement exemptions thereunder. All the Company Common Stock and the Company Convertible Preferred Stock issued pursuant to this Agreement will be subject to restrictions on transfer as further described herein, and will be notated with appropriate restrictive legends in form and substance reasonably satisfactory to the Sellers Representatives. The payment of any Acquisition Consideration to any Seller hereunder shall be expressly conditioned upon:

(i) if such Seller is a “U.S. person”, as defined in Rule 902 under the Securities Act (a “U.S. Person”), such Seller providing written evidence satisfactory to Company in its reasonable determination that such Seller is an Accredited Investor (including by delivery of an Investor Questionnaire in the form attached hereto as Exhibit G (each, an “Investor Questionnaire”) completed in a manner to establish that such Seller is an Accredited Investor satisfactory to Company in its reasonable discretion); or

(ii) if such Seller is not a “U.S. Person”, such Seller providing written evidence satisfactory to Company in its reasonable determination that such Seller is not a U.S. Person (including by delivery of an Investor Questionnaire completed in a manner to establish that such Seller is not a U.S. Person satisfactory to Company in its reasonable discretion).

1.5 IFP Convertible Loans.

(a) Capitalized terms used in this Section 1.5 and not otherwise defined have the respective meanings ascribed in the IFP Convertible Loan Agreements.

(b) The Company shall reserve for issuance to the IFP Convertible Loan Holders (and, if there is any Balancing Stock, the Sellers in accordance with their respective Seller Pro-rata Entitlements) 1,149,273 of duly authorized, validly issued, fully paid and non-assessable shares in Company Convertible Preferred Stock (the “Maximum IFP Convertible Loan Consideration”). For the avoidance of doubt, (i) the value of the Maximum IFP Convertible Loan Consideration is equal to the aggregate value of the Maximum Conversion Amounts under each of the IFP Convertible Loans and (ii) for the purposes of calculating the Maximum IFP Convertible Loan Consideration, the value of Company Convertible Preferred Stock is deemed to be $2.181 and the USD:GBP exchange rate is deemed to be 1:0.8 (the “Deemed Values”).

(c) The Capped Outstanding Loan Amount under each of the IFP Convertible Loans shall convert into Ordinary B Shares in IFP on the Conversion Date, in accordance with the terms of clause 6 of each of the IFP Convertible Loan Agreements, as amended on or about the date hereof (the “IFP Convertible Loan Conversion”).

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(d) Subject to the valid issuance of the Conversion Shares pursuant to Section 1.5(c) above and subject to Section 1.5(f) below, immediately following the IFP Convertible Loan Conversion, the IFP Convertible Loan Holders shall: (i) sell, assign, transfer, deliver and convey to Company and Company shall purchase from Sellers, all of their respective right, title and interest in and to each IFP Convertible Loan Holder’s respective Conversion Shares, in each case with full title guarantee and free and clear from all Encumbrances and with all rights attaching to them on the Conversion Date (the “Conversion Share Sale”); and (ii) on the Conversion Date, each of the IFP Convertible Loan Holders shall be deemed to repeat the Fundamental Representations in respect of their respective Conversion Shares. Each IFP Convertible Loan Holder hereby waives any rights of pre-emption or other restrictions on transfer in respect of the Conversion Shares, whether conferred by IFP’s Organizational Documents or otherwise, in respect of the transfers contemplated by this Section 1.5. For the purposes of Article 32.1 of the Articles of Association, Company (as “Controlling Shareholder” following Closing) shall be deemed to have given its written consent to the Conversion Share Sale.

(e) Subject to Section 1.5(f) below, each of the IFP Convertible Loan Holders shall sell to Company all of the Conversion Shares held by them and in issue immediately prior to the Conversion Share Sale, in consideration for such number of duly authorized, validly issued, fully paid and non-assessable shares in Company Convertible Preferred Stock (after aggregating all fractional shares of Company Convertible Preferred Stock issuable to such IFP Convertible Loan Holder) which, subject to Section 1.5(f), shall immediately convert into a number of duly authorized, validly issued, fully paid and non-assessable shares, rounded to the nearest whole share, of Company Common Stock (in accordance with the Certificate of Designations), the value of which is equal to the value of the Capped Outstanding Loan Amount under each IFP Convertible Loan Holder’s respective IFP Convertible Loan Agreement (the “IFP Convertible Loan Consideration”), provided that, for the purposes of calculating the amount of IFP Convertible Loan Consideration due to each IFP Convertible Loan Holder, the Deemed Values shall be used.

(f) The Parties acknowledge that the RFA Convertible Loan Holders have the discretion to determine when they convert Company Convertible Preferred Stock received as IFP Convertible Loan Consideration into Company Common Stock (in accordance with the Certificate of Designations) save that the number of shares of Company Common Stock that the RFA Convertible Loan Holders ultimately receive following such conversion shall be calculated on the basis that the RFA Convertible Loan Holders sell their Conversion Shares at the same time as all other IFP Convertible Loan Holders under Sections 1.5(d) and 1.5(e) above. For the avoidance of doubt, no interest shall accrue under the IFP Convertible Loans held by the RFA Convertible Loan Holders following the Conversion Date.

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(g) If and to the extent the Conversion Date:

(i) occurs on or prior to the Closing Anniversary, the balance of the Maximum IFP Convertible Loan Consideration that is not issued to the IFP Convertible Loan Holders in accordance with this Section 1.5, (being authorized, validly issued, fully paid and non-assessable shares in Company Convertible Preferred Stock which, subject to Section 1.5(f), shall immediately convert into a number of duly authorized, validly issued, fully paid and non-assessable shares, rounded to the nearest whole share, of Company Common Stock in accordance with the Certificate of Designations) (the “Balancing Stock”), shall be distributed amongst the Sellers in accordance with their respective Seller Pro-rata Entitlements, with the Balancing Stock being deferred consideration issued in consideration for the sale of their IFP Shares;

(ii) occurs after the Closing Anniversary but before the second anniversary of Closing, the aggregate amount of the IFP Convertible Loan Consideration shall be the Maximum IFP Convertible Loan Consideration; or

(iii) has not occurred on or before the second anniversary of Closing, the IFP Convertible Loan Consideration shall be zero and the IFP Convertible Loan Holders will instead be entitled to repayment of their respective Outstanding Loan amounts in cash (which amounts shall be equal to all capital and accrued interest under their respective IFP Convertible Loans) in accordance with the terms of the IFP Convertible Loans.

(h) IFP and the IFP Convertible Loan Holders, by their execution and delivery of this Agreement in their capacities as Sellers hereunder, hereby agree and acknowledge as follows with respect to the IFP Convertible Loan Conversion: that, effective upon the IFP Convertible Loan Conversion or repayment in full under each of the IFP Convertible Loans, IFP and the IFP Convertible Loan Holders shall enter into such documents required to discharge and/or release each IFP Convertible Loan and any all Security granted thereunder, including but not limited to, the Security Documents.

(i) For the avoidance of doubt, the GBS-held Loan shall remain outstanding following the Closing Date until it is repaid or otherwise satisfied in accordance with the terms of the GBS-held Loan Agreement and, to the extent applicable, the IFP Convertible Loan Agreements.

1.6 Preliminary Consents and Associated Acknowledgments of Sellers. The Sellers hereby:

(i) consent and agree for the purpose of clause 7 of the Shareholders’ Agreement to IFP entering into this Agreement and taking all such actions as may be required for the purpose of effecting the transactions contemplated herein; and

(ii) formally approve the Acquisition for the purpose of the Articles of Association and acknowledge that the Acquisition shall constitute a Share Sale (as defined therein).

(b) IFP and the Sellers hereby agree that:

(i) Article 22 of the Articles of Association will not apply for the purpose of the Acquisition, with the allocation and distribution of the assets of IFS remaining after the payment of its liabilities as between the Sellers to be governed by the terms of this Agreement; and

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(ii) subject to and with effect from Closing, the Shareholders’ Agreement, and all ongoing rights and obligations of the parties thereunder, will terminate without any further action of the parties thereto, and in consideration of the benefits being received under this Agreement each Seller who is a party to the Shareholders’ Agreement hereby agrees with effect from Closing to irrevocably and unconditionally release and discharge each other party thereto from all claims or demands under or in connection with the Shareholders’ Agreement.

1.7 Delivery of Certificates.

(a) Transfer Agent. On or prior to the Closing Date, Company will select or has selected Continental Stock Transfer & Trust to act as transfer agent in connection with the Acquisition (the “Transfer Agent”). At the Closing, Company will issue and cause to be deposited with the Transfer Agent, for the benefit of Sellers, for exchange in accordance with this Article 1, through the Transfer Agent, the certificates (or uncertificated book-entries, as applicable) representing such aggregate number of shares of Company Common Stock and Company Convertible Preferred Stock to be issued pursuant to Section 1.4, and, after the Closing, the Transfer Agent shall be authorized to issue the shares of Company Common Stock and Company Convertible Preferred Stock in accordance with this Agreement.

(b) Exchange Procedures. At the Closing, each Seller, as a condition to receiving the applicable Acquisition Consideration, will deliver to Company or the Transfer Agent (i) a duly executed stock transfer form in favor of Company in customary form approved by Company in respect of the IFP Shares held by such Seller, and (ii) the IFP Share certificate(s) in respect of the IFP Shares to which such stock transfer form relates or a customary indemnity for any lost certificates made in favor of IFP and its directors and in a form approved by Company, acting reasonably. As promptly as practicable after receipt by Company or the Transfer Agent from a Seller of the aforementioned stock transfer form and IFP share certificate(s), together with such other documents as may reasonably be required by the Transfer Agent or Company, such Seller shall receive, from the Transfer Agent, in exchange therefor, a number of whole shares of Company Common Stock and Company Convertible Preferred Stock represented, at Company’s election, by book entry or certificated shares equal to the number of whole shares of Company Common Stock and Company Convertible Preferred Stock that such Seller has the right to receive pursuant to the provisions of Section 1.4.

(c) Transfers of Ownership. If any shares of Company Common Stock or Company Convertible Preferred Stock are to be issued in a name other than that in which the IFP Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the IFP Share certificate so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Company or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of Company Common Stock or Company Convertible Preferred Stock in any name other than that of the registered holder of the IFP share certificate surrendered, or established to the satisfaction of Company or any agent designated by it that such Tax has been paid or is not payable.

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(d) Sub-sections (a)-(c) of this Section 1.7 shall apply, mutatis mutandis, with respect to the provisions of Section 1.5 relating to Conversion Share Sale and the issuance of the IFP Convertible Loan Consideration and the Balancing Stock (if applicable), provided that (i) IFP, rather than the IFP Convertible Loan Holders, shall deliver to Company or the Transfer Agent the share certificates in respect of the Conversion Shares, and (ii) the IFP Convertible Loan Holders’ right to be issued with the IFP Convertible Loan Consideration pursuant to Section 1.5(e) shall not be conditional upon IFP’s delivery of such certificates to Company or the Transfer Agent.

(e) Withholding Rights. Each of the Transfer Agent, Company and IFP will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as may be required to be deducted or withheld under applicable federal, state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 Power of Attorney.

(a) Appointment and Powers. Each Seller hereby nominates and appoints Company, with effect from the Closing, to be its lawful attorney with full power to exercise all rights pertaining to any IFP Shares (but for the avoidance of doubt, not any Issuable IFP Shares) and, with effect from Conversion Date, each IFP Convertible Loan Holder nominates and appoints Company to be its lawful attorney with full power to exercise all rights pertaining to any Conversion Shares, registered in the name of such Seller or IFP Convertible Loan Holder as Company in its absolute discretion sees fit, including (but not limited to):

(i) receiving notice of, attending and voting at any general meeting of the members of IFP, including meetings of the members or any particular class of members, and all or any adjournments of such meetings, or signing any resolution as registered holder of such IFP Shares and Conversion Shares;

(ii) completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of such IFP Shares and Conversion Shares;

(iii) save in respect of the Acquisition Consideration and any IFP Convertible Loan Consideration and Balancing Stock, dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of such IFP Shares or Conversion Shares or received in connection with such IFP Shares or Conversion Shares from IFP or any other Person; and

(iv) otherwise executing, delivering and doing all deeds, instruments and acts in such Seller’s name insofar as may be done in that Seller’s capacity as registered holder of such IFP Shares or Conversion Shares.

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(b) Sellers’ Undertakings. Each Seller undertakes, with effect from Closing, in respect of each IFP Share then registered in its name, and for so long as such IFP Share or Conversion Shares remains registered in its name:

(i) not to exercise any rights attaching to that IFP Share or Conversion Shares or exercisable in such Seller’s capacity as registered holder of that IFP Share or Conversion Shares without Company’s prior written consent;

(ii) save in respect of the Acquisition Consideration (as applicable), to hold on trust for Company all dividends and other distributions received by the Seller in respect of that IFP Share or Conversion Shares and promptly notify Company of anything received by such Seller in such Seller’s capacity as registered holder of that IFP Share or Conversion Shares;

(iii) to act promptly in accordance with Company’s instructions in relation to any rights exercisable or anything received by such Seller in such Seller’s capacity as registered holder of that IFP Share or Conversion Shares; and

(iv) to ratify and confirm at Company’s expense whatever Company does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

Nothing contained in this Section 1.8 shall abridge or otherwise affect the rights of the IFP Convertible Loan Holders under the IFP Convertible Loans, unless and until the IFP Convertible Loan Conversion has occurred.

(c) Duration. The power of attorney granted by each Seller pursuant to this Section 1.8 shall:

(i) with respect to the IFP Shares, expire on the date on which Company is entered into IFP’s register of members as the holder of the IFP Shares that were registered in the name of such Seller at the Closing; and

(ii) with respect to the Conversion Shares, expire on the date on which Company is entered into IFP’s register of members as the holder of the Conversion Shares registered in the name of such Seller.

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1.9 Sellers’ Representatives.

(a) By the execution and delivery of this Agreement, (i) the RFA Sellers each hereby irrevocably constitutes and appoints Jason Isenberg as their initial true and lawful agent and attorney-in-fact (the “RFA Sellers’ Representative”), and (ii) each Seller (other than the RFA Sellers) hereby irrevocably constitutes and appoints Philip Hand as the initial true and lawful agent and attorney-in-fact (the “Other Sellers’ Representative”) of such Sellers, in each of cases (i) and (ii), with full authority and power of substitution to act in the name, place and stead of the Seller by whom they are appointed with respect to the consummation of the transactions contemplated hereunder. The RFA Sellers’ Representative and the Other Sellers’ Representative are each a “Sellers’ Representative” and together, the “Sellers’ Representatives” and all actions of the Sellers’ Representatives shall be deemed to be facts ascertainable outside of this Agreement and shall be binding on the Sellers as a matter of contract law. If the Sellers’ Representatives cannot agree on any matter, Company shall be entitled to rely on the actions of one Sellers’ Representative, save that if such matter concerns the RFA Sellers then the consent or action of the RFA Sellers’ Representative shall always be required. Without limiting the generality of the foregoing, each of the Sellers’ Representatives has full power and authority, on behalf of the Seller by whom they are appointed and his, her or its successors and assigns, to:

(i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by Sellers in connection herewith;

(ii) execute and deliver and receive deliveries of all agreements, amendments, certificates, statements, notices, approvals, extensions, waivers, undertakings and other documents required or permitted to be given in connection with the consummation of the Transactions;

(iii) receive any amounts due or to be paid to Sellers hereunder;

(iv) allocate among Sellers and distribute and pay to Sellers any amount to be paid to Sellers or to be paid to either Sellers’ Representative on behalf of Sellers hereunder, and delivery of wire instructions to Company in connection with the foregoing;

(v) authorize delivery to Company (by way of release of the relevant number of shares of Closing Holdback Stock calculated in accordance with Article 8) any amount or consideration in satisfaction of indemnification claims brought by Company for Losses hereunder;

(vi) act on behalf of Sellers in all matters relating to Article 9 of this Agreement, including agreeing to, negotiating, entering into settlements and compromises of, and assuming the defense of, indemnification claims and initiating claims and complying with orders with respect to such indemnification claims, and to take all actions necessary or appropriate in the judgment of Sellers’ Representatives for the accomplishment of the foregoing;

(vii) deliver or cause to be delivered to Company at the Closing certificates representing the IFP Shares to be sold by such Seller hereunder;

(viii) take any and all actions that may be necessary or desirable, as determined by Sellers’ Representatives in their sole discretion, in connection with the amendment of this Agreement in accordance its;

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(ix) give and receive notices and communications;

(x) receive service of process in connection with any indemnification claims under this Agreement; and

(xi) take any and all other actions and do any and all other things necessary or appropriate in the judgment of the Sellers’ Representatives on behalf of any or all Sellers in connection with this Agreement and the transactions contemplated hereby to the extent they are authorized to do so under this Agreement.

(b) Company shall be entitled to deal exclusively with Sellers’ Representatives on behalf of any Seller with respect to all matters relating to this Agreement and the Transactions. Company, and any other Person, may conclusively and absolutely rely, without inquiry and without further evidence of any kind whatsoever), upon any consent, approval or action of Sellers’ Representatives as the consent, approval or action, as the case may be, of each Seller individually and all Sellers as a group in all matters referred to herein, and each Seller confirms all that Sellers’ Representatives shall do or cause to be done by virtue of their appointment as Sellers’ Representatives.

(c) Each Seller hereby consents and agrees to all actions or inactions taken or omitted to be taken the Sellers’ Representative appointed by such Seller under this Agreement and hereby agrees to indemnify and hold harmless such Sellers’ Representative from and against all damages, Losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any proceeding between any such Person or Persons and Sellers (or any of them) or between any such Person or Persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions of such Sellers’ Representative (except for actions or inactions resulting from the willful malfeasance or gross negligence of Sellers’ Representative). Sellers’ Representatives shall have the right to retain legal counsel and other advisors and to incur such fees as Sellers’ Representatives deem reasonable and necessary in the exercise of its responsibilities hereunder and to seek payment or reimbursement from Sellers for such fees and expenses, including solely with respect to the internal relationship among Sellers’ Representatives and Sellers setting off such fees and expenses against amounts otherwise payable to Sellers under this Agreement; for the avoidance of doubt, nothing in this Section 1.9 shall put Company and its Affiliates in a less favorable position than if this Agreement did not contain this Section 1.9.

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(d) Each Sellers’ Representative may resign upon 90 days prior written notice thereof (the “Resignation Notice”) to Company and the Sellers that appointed him or her; provided, however, that upon any such resignation a successor RFA Sellers’ Representative or Other Sellers’ Representative, as applicable, shall have been duly appointed pursuant to this Section 1.9(d) prior to the retiring RFA Sellers’ Representative’s or Other Sellers’ Representative, as applicable, resignation. Upon receipt of the Resignation Notice, as applicable, the RFA Sellers or a majority of Sellers other than the RFA Sellers (based on their respective proportionate ownership of IFP Shares as of the Closing) shall appoint a successor Sellers’ Representative. If no successor Sellers’ Representative shall have been appointed, and shall have accepted such appointment, within 60 days after delivery of the Resignation Notice, then the Sellers’ Representative wishing to resign shall appoint a successor Sellers’ Representative, which shall be any Seller. Upon the acceptance of its appointment as a Sellers’ Representative hereunder by a successor Sellers’ Representative, such successor Sellers’ Representative shall succeed to and become vested, effective no earlier than 90 days after delivery of the Resignation Notice, with all the rights and duties of the retiring Sellers’ Representative, and the retiring Sellers’ Representative shall be discharged from its duties and obligations hereunder. After the retiring Sellers’ Representative’s resignation hereunder, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Sellers’ Representative.

1.10 No Further Rights. Save with respect to any Balancing Stock due with respect to the IFP Shares, the Acquisition Consideration duly delivered upon the surrender for exchange of IFP Shares in accordance with the terms of this Agreement, whether at or following Closing, will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.11 Additional Actions. If, at any time after the Closing, Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in it its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the IFP Shares, Company and its duly authorized officers and directors shall be authorized (i) to execute and deliver, in the name and on behalf of IFP, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of IFP, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Company’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of IFP Shares and otherwise to carry out the purposes of this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF IFP

IFP represents and warrants to Company that, as of Closing (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the IFP Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the IFP Disclosure Schedule by reference to another part or subpart of the IFP Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the IFP Disclosure Schedule to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

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2.1 Organization and Qualification; Charter Documents.

(a) IFP does not own any capital stock of, or any equity interest of any nature in, any other Entity. IFP has not agreed or is not obligated to make, or is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any natural person or Entity.

(b) IFP is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all IFP Material Contracts by which it is bound.

(c) IFP (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have an IFP Material Adverse Effect.

(d) IFP has made available to Company accurate and complete copies of: (i) the Organizational Documents of IFP, including all amendments, modifications, supplements and joinders thereto; (ii) all stock and other equity-related records of IFP; and (iii) all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of IFP, the board of directors of IFP and all committees of the board of directors of IFP for the six years prior to the date of this Agreement. The books of account, stock records, minute books and other records of IFP, whether or not made available to Company, are accurate, current and complete in all material respects.

(e) The copies of IFP’s Articles of Association and other Organizational Documents are disclosed in Part 2.1(e) of the IFP Disclosure Schedule.

2.2 Capital Structure.

(a) As at Closing, the IFP Shares consist of 458,839,203 issued Ordinary Shares and 8,130,947 issued Ordinary B Shares. No share capital is held in IFP’s treasury. All IFP Shares are duly authorized, validly issued and fully paid and were issued in compliance with all applicable Legal Requirements and the Organizational Documents of IFP. Part 2.2(a) of the IFP Disclosure Schedule sets forth the complete and accurate capitalization of IFP as of Closing (including each holder of record of IFP Shares).

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(b) Except as set forth on Part 2.2(b) of the IFP Disclosure Schedule: (i) there are not any outstanding Equity Securities of IFP or any warrants, options, calls, preemptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other Contracts or commitments (other than this Agreement) pursuant to which IFP is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Equity Securities of IFP; (ii) none of the IFP Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (iii) none of the IFP Shares are subject to any right of first refusal; (iv) there are no outstanding bonds, debentures, notes or other indebtedness of IFP having a right to vote on any matters on which the holders of IFP Shares have a right to vote; (v) there is no Contract to which IFP is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any IFP Shares; (vi) IFP is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any IFP Shares or other securities; (vii) the IFP Shares have not been issued in violation of, and the IFP Shares are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any law, the Organizational Documents of IFP, any Contract to which IFP is subject, bound or a party, or otherwise; (viii) there are no voting trusts or other Contracts to which IFP is a party with respect to the voting of the Equity Securities of IFP; and (ix) there are no Equity Securities of IFP reserved for issuance for any purpose. Upon entry in this Agreement and as at Closing, there are no IFP Shares that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with IFP or under which IFP or any Seller has any rights. There are no outstanding contractual obligations of IFP to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. IFP does not own or hold the right to acquire any Equity Securities of any Person or has any direct or indirect equity or ownership interest in any business. IFP is not a member of or participant in any partnership, joint venture or similar Person.

2.3 Authority; Non-Contravention; Approvals.

(a) IFP has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by IFP of this Agreement, the performance by IFP of its obligations hereunder and the consummation by IFP of the Transactions have been duly authorized by all necessary corporate action on the part of IFP and the board of directors of IFP. This Agreement has been duly executed and delivered by IFP and, assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement constitutes a valid and binding obligation of IFP, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b) Except as set forth in Part 2.3(b) of the IFP Disclosure Schedule, the execution and delivery of this Agreement by IFP does not, and the performance of this Agreement by IFP will not, (i) conflict with or violate Organizational Documents of IFP, (ii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to IFP or by which any of its respective properties are bound or affected, or (iii) require IFP to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair IFP’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of IFP.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to IFP in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for those consents obtained from Sellers by their execution and delivery of this Agreement by Sellers.

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2.4 IFP Financial Statements; No Undisclosed Liabilities.

(a) The IFP Audited Financials:

(i) show a true and fair view of the state of affairs of IFP as at the IFP Accounts Date, and of its profit or loss for the accounting period ended on the IFP Accounts Date;

(ii) have been properly prepared in accordance with FRS 102, using appropriate accounting policies and estimation techniques as required by section 10 of FRS 102 (the “IFP Accounting Requirements”);

(iii) comply with the requirements of the CA 2006; and

(iv) (save as the IFP Audited Financials expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items.

(b) The books, records and accounts of IFP accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to IFP. IFP’s accountants have not notified IFP of any material weaknesses in internal accounting or other controls.

(c) IFP has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with the IFP Accounting Requirements which are, individually or in the aggregate, greater than $250,000, except liabilities (i) specifically listed in the IFP Audited Financials, (ii) incurred in connection with the Transactions, (iii) disclosed in Part 2.4(c)(iii) of the IFP Disclosure Schedule, (iv) incurred since March 31, 2022 in the ordinary course of business consistent with past practices that are not individually in excess of $20,000, or (v) consisting of obligations under any Contracts entered into by IFP since March 31, 2022 in the ordinary course of business consistent with past practices that are not individually in excess of $20,000 (none of which obligations results from, arises out of, relates to, is in the nature of, or was caused by, any breach or violation by IFP of any such Contract).

(d) There are no Encumbrances on any cash or cash equivalents held by IFP.

2.5 Net Assets. As of March 31, 2022, the Net Assets of IFP were equal to or greater than £147,393.

2.6 Indebtedness. Part 2.6 of the IFP Disclosure Schedule lists all material Indebtedness outstanding as of March 31, 2022 and specifies the Contract under which such Indebtedness has been issued.

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2.7 Inventory. All inventory of IFP (whether or not allocated to contracts in process), including raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by IFP (including inventory shown as the item named on the balance sheet that forms part of the IFP Management Financials as “Stock and Work in progress”) or acquired thereafter, was acquired or manufactured in the ordinary course of business consistent with past practice, and, except for obsolete or excessive inventory that has been reserved against in the IFP Management Financials, is generally of a quality and quantity usable and saleable consistent in all material respects with past practice in the ordinary course of business consistent with past practice.

2.8 Accounts Receivable. All Accounts Receivable reflected in the balance sheet that forms part of the IFP Management Financials, and all Accounts Receivable arising since March 31, 2022, to the extent still outstanding, represent arm’s length sales in the ordinary course of business consistent with past practice, constitute valid claims of IFP, free and clear of all Encumbrances, and are not subject to any dispute, claim, set-off or other defense or counterclaims other than returns in the ordinary course of business consistent with past practice. Since March 31, 2022, (i) there have not been any write-offs as uncollectible of such Accounts Receivable, except for write-offs in the ordinary course of business consistent with past practice, and (ii) there has not been a material change in the aggregate amount of such Accounts Receivable and amounts owing to IFP or the aging thereof.

2.9 Absence Of Certain Changes Or Events. From 31 March 2022 through the date of this Agreement, (a) IFP has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had an IFP Material Adverse Effect, (ii) any acquisition or disposition by IFP, or agreement by IFP to acquire or dispose, of any assets of any material value, or otherwise than in the normal course of business, and (b) IFP has not taken any of the following actions, permitted to occur any of the following events or committed to do any of the following: (i) declared, set aside or paid any dividend or distribution on any Equity Securities of IFP; (ii) adopted any amendment to its Organizational Documents; (iii) (A) increased the compensation of any of its directors, officers, employees or independent contractors, except in the ordinary course of business consistent with past practice or pursuant to the terms of agreements or plans currently in effect and listed in the IFP Disclosure Schedule, (B) paid or agreed to pay any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement listed in the IFP Disclosure Schedule to any director, officer, employee or independent contractor, (C) committed itself (other than pursuant to any already existing requirement in any collective bargaining agreement listed in the IFP Disclosure Schedule) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance, retirement or other employee benefit plan, agreement or arrangement, or to any employment, retention or consulting agreement with or for the benefit of any director, officer, employee or independent contractor, (D) except as required by applicable law, amended in any respect any such plan, agreement or arrangement, (E) assumed, entered into, amended, altered or terminated any labor or collective bargaining agreement to which IFP is a party or is affected thereby, or (F) hired any officer, director, employee, agent or other similar representative for or on behalf of IFP, except in the ordinary course of business consistent with past practice; (iv) sold, transferred, assigned, leased, mortgaged or otherwise disposed of any assets, except for sales of inventory in the ordinary course of business consistent with past practice; (v) (A) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (B) otherwise acquired any assets other than in the ordinary course of business consistent with past practice; (vi) (A) made or changed any Tax election, adopted or changed any Tax accounting method, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund or credit or taken or failed to take any other action if such action or failure to take such action would increase in any material respect the Tax liability of IFP, or (B) filed any corporation Tax Return, including any amended Tax Returns; (vii) changed any of the accounting methods or accounting practices, except as required by applicable law; (viii) accelerated or delayed the delivery or sale of products or the incurrence of capital expenditures, or offered discounts on sale of products or premiums on purchases of raw materials, except in the ordinary course of business consistent with past practice; (ix) accounted for, managed or treated accounts receivable or inventory in any manner other than in the ordinary course of business consistent with past practice, or (without limiting the generality of the foregoing) written off as uncollectible any accounts receivable or written down the value of any inventory, other than in the ordinary course of business consistent with past practice; (x) accounted for, managed, treated or made payments of or relating to cash, cash equivalents, certificates of deposit, commercial paper, treasury bills, treasury notes or other marketable securities held by IFP, other than in the ordinary course of business consistent with past practice; (xi) neglected to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted in the most recent capital budget for IFP or consistent with the past practice of IFP, improve the condition of the properties, plants and equipment of IFP (including budgeted expenditures relating to maintenance, repair and replacement); (xii) settled any claims, actions, arbitrations, disputes or other proceedings (i) that would result in IFP being enjoined in any respect or (ii) for an amount which, in the aggregate, is in excess of $10,000; (xiii) waived any right of substantial value owned by IFP, canceled any material debt or claim owned by IFP or voluntarily suffer any extraordinary loss; (xiv) sold, assigned, transferred, licensed, conveyed or permitted to lapse any rights in any of the IFP Intellectual Property, or disclosed to any Person (other than in the ordinary course of business consistent with past practice) or otherwise disposed of any trade secret, process or know-how not heretofore a matter of public knowledge, except pursuant to judicial order or process; (xv) permitted any of the insurance policies of IFP to be canceled or terminated or any of the coverage thereunder to lapse, without simultaneously securing replacement insurance policies which are in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or (xvi) authorized or entered into a Contract to do any of the foregoing.

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2.10 Intellectual Property.

(a) IFP owns, or has a valid and enforceable license to use, all inventions, improvements, patents, utility models, designs, trade names, trade dress, domain names, social media accounts and handles, trade secrets, trademarks, service marks, copyrights, know-how and other proprietary rights (including all grants, registrations or applications therefor), and all goodwill associated therewith (collectively, “Intellectual Property”), relating to and necessary for the conduct of IFP’s operations as currently conducted (“IFP Intellectual Property”), and the consummation of the Transactions will not conflict with, alter or impair any such rights. Part 2.10(a) of the IFP Disclosure Schedule sets forth a list of all (1) all letters patent, patent applications, utility models, utility model applications, design registrations and applications, trade dress, trademark, and service mark registrations and applications, copyright registrations and applications, domain names, and social media handles and accounts, in all cases both domestic and foreign, included in the IFP Intellectual Property (“Registered Intellectual Property”), and (2) all material unregistered Intellectual Property included in the IFP Intellectual Property. There is no IFP Intellectual Property which is licensed pursuant to a Contract. With respect to Registered Intellectual Property, Part 2.10(a) of the IFP Disclosure Schedule sets forth a list of all jurisdictions in which such items are registered or applied for and all registration and application numbers and indicates any due dates for filings or payments concerning such Registered Intellectual Property (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) that fall due within 90 days of the Closing Date, whether or not such due dates are extendable. IFP is the owner of record of any application, registration or grant for each item of Registered Intellectual Property, and has properly executed and recorded all documents necessary to perfect its title to all such Registered Intellectual Property. IFP has filed all documents and paid all Taxes, fees, and other financial obligations required to maintain in force and effect all Registered Intellectual Property until the Closing.

(b) Part 2.10(b) of the IFP Disclosure Schedule sets forth a correct and complete list of all Contracts with respect to any IFP Intellectual Property (excluding Off-the-Shelf Software licenses). Except pursuant to the Contracts listed on Part 2.10(b) of the IFP Disclosure Schedule, IFP has not granted or received any Contracts, options, licenses, permissions, or agreements of any kind relating to the IFP Intellectual Property, except nonexclusive licenses to distributors and end-users in the ordinary course of business consistent with past practices. The Contracts listed on Part 2.10(b) of the IFP Disclosure Schedule include all of the Intellectual Property-related Contracts, options, licenses, permissions, or agreements of any kind that are necessary to conduct the business of IFP as presently conducted and as conducted during the last 24 months. Except pursuant to the Contracts listed on Part 2.10(b) of the IFP Disclosure Schedule, IFP is not bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other Person (excluding Off-the-Shelf Software licenses). Subject to the rights of third parties set forth in Part 2.10(b) of the IFP Disclosure Schedule, all IFP Intellectual Property is free and clear of all Encumbrances. (i) The conduct of IFP’s business as presently conducted and as conducted during the last 24 months and any of the products sold or services provided by IFP in connection therewith does not violate, conflict with or infringe the Intellectual Property rights of any other Person; (ii) to the knowledge of IFP, neither the conduct of any other Person’s business, nor the nature of any of the product it sells or services it provides, violates, conflicts with, or infringes upon any IFP Intellectual Property; and (iii) to the knowledge of IFP, no other Person claims the right to use, in connection with similar or closely related goods or services, and in the same geographic area, any trademark or service mark which is identical or confusingly similar to any of the trademarks or services marks owned by IFP; and nor has IFP been notified by any Person of any claim which conflicts with or is contrary to the statements made in limbs (i)-(iii) above.

(c) (i) No Proceedings or Legal Proceedings are currently in process or, to the knowledge of IFP, threatened, against IFP by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any IFP Intellectual Property, nor, to the knowledge of IFP, is there any reasonable basis for any such claim, and (ii) during the past 24 months, IFP has not received any communication (oral or written) alleging that IFP has violated any rights relating to the Intellectual Property of any Person, nor, to the knowledge of IFP, is there any reasonable basis for any such claim.

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(d) Any IFP Intellectual Property which has been created by any Personnel is the subject of a proper written assignment and/or work made for hire agreement prescribing that IFP or its designee is the owner of such IFP Intellectual Property. IFP has written agreements with all past and present Personnel requiring such Personnel to (i) assign all Intellectual Property rights in the IFP Intellectual Property to IFP or its designee (to the extent not already owned by IFP pursuant to applicable law), and (ii) maintain the confidentiality of non-public information and trade secrets of IFP. IFP has not made any such confidential information available to any Person except pursuant to the written agreements set forth on Part 2.10(d) of the IFP Disclosure Schedule.

(e) Save with respect to any moral rights reserved for the benefit of authors under any applicable Laws, no current or former Personnel of IFP or its Subsidiaries owns or otherwise holds any right, title or interest in or to any IFP Intellectual Property (or any Intellectual Property purported to be owned by IFP), or has or has asserted any claim to any right, title or interest in or to any Intellectual Property that was authored, developed or otherwise created for IFP, or any customer of IFP, by any such Personnel within the scope of such Personnel’s employment or engagement with IFP, nor, to the knowledge of IFP, is there any reasonable basis for any such claim.

(f) IFP is not making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present Personnel. There has been no misappropriation of any trade secrets or other confidential or proprietary IFP Intellectual Property by any Person. IFP has taken commercially reasonable efforts in accordance with industry practice to maintain the confidentiality of its trade secrets and other confidential or proprietary Intellectual Property.

(g) IFP owns, or has sufficient license to use, all computer software, including source code, operating systems, data, databases, files, documentation and other materials related thereto (“Computer Software”), that is used in or necessary for the conduct of IFP’s business as currently conducted (“IFP Computer Software”), and the consummation of the Transactions will not conflict with, alter or impair any such rights or require the payment of any additional fees or amounts. Part 2.10(g) of the IFP Disclosure Schedule sets forth a list of all material IFP Computer Software (excluding Off-the-Shelf Software), including any material Proprietary Software, and identifies any such Computer Software that is owned by IFP rather than licensed from a third party. No Proprietary Software is subject to a license under any version of the GNU/General Public License (GPL) or other open source software license that requires public disclosure of the source code of any Proprietary Software or that places restrictions or obligations on the reuse, redistribution or disclosure of Proprietary Software used with or incorporating such Computer Software. IFP has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Proprietary Software (except to service providers in a manner solely for the benefit of IFP and subject to appropriate nondisclosure obligations and use restrictions). IFP has made available to Company true and complete copies of all Contracts under which IFP or any of its subsidiaries has the right to use Computer Software (other than Off-the-Shelf Software).

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(h) IFP maintains privacy policies (“Privacy Policies”) in accordance with applicable Law that describe its collection, use, storage, retention, disclosure, transfer, disposal or other processing of sensitive data, including any personally identifiable information, health information, payment card information and other personal information protected by applicable Law (collectively, “Protected Information”). IFP complies with applicable Privacy Policies, Contract use restrictions, and Laws pertaining to Protected Information in all material respects. The execution, delivery and performance of this Agreement, and the consummation of the Transactions, will not impair in any material respect any right in, or cause IFP to be in violation or default under any policy, Contract, or Law applicable to, any private, personal or proprietary information acquired by IFP or used by IFP in the conduct of its business in substantially the manner and to the extent presently conducted or contemplated. Part 2.10(h) of the IFP Disclosure Schedule identifies any Contracts under which Protected Information of IFP is hosted on the systems or networks of third parties, including cloud computing arrangements. No Proceedings or Legal Proceedings are currently in process or, to the knowledge of IFP, threatened, against IFP by any Person (including any Governmental Body) alleging a violation of privacy or other rights regarding Protected Information, nor, to the knowledge of IFP, is there any reasonable basis for any such claim. All processing, storing and transmitting of payment card data by or for IFP is compliant with Payment Card Industry Data Security Standard.

(i) IFP has taken commercially reasonable efforts to protect the confidentiality, integrity and security of its software, databases, networks and Internet sites and other IT systems (“IFP Systems”) and all Protected Information and other information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties (“Unauthorized Use”), and complies in all material respects with its own policies, industry standard practices and any Laws with regard to such IFP Systems and the transmission and storage of such information. IFP has not in the past three years experienced any Unauthorized Use of such information or any IFP Systems, or any infection of IFP Systems by viruses or other harmful code.

(j) In the last three years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any IFP Systems that have caused or could reasonably be expected to result in any substantial disruption of or interruption in or to the use of IFP Systems and/or the conduct of the business of IFP. IFP has made available to Company access to IFP’s security, disaster recovery and business continuity plans, procedures and facilities. IFP acts in compliance with such plans and procedures and has taken commercially reasonable efforts to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

2.11 Compliance with Legal Requirements.

(a) IFP has not been nor is it in conflict with, or in default or violation in any material respect of, (i) any Legal Requirement, order, judgment or decree applicable to it, or (ii) any Contract to which IFP is a party. No investigation or review by any Governmental Body is currently in process or, to the knowledge of IFP, threatened against IFP, nor has any Governmental Body indicated to IFP in writing an intention to conduct the same.

(b) IFP holds all material permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of IFP taken as a whole (collectively, the “IFP Permits”). IFP is in compliance in all material respects with the terms of the IFP Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim have been notified to IFP or, to the knowledge of IFP, threatened, which seeks to revoke or limit any IFP Permit. The rights and benefits of each IFP Permit will be available to the Acquiring Companies immediately following the Closing. IFP has provided Company all IFP Permits and complete and accurate copies of all material correspondence with the FDA or other comparable Governmental Body. No event has occurred that would allow revocation or termination or that would result in the impairment of IFP’s rights with respect to any such IFP Permit.

2.12 Legal Proceedings. Except as set forth in Part 2.12(a) of the IFP Disclosure Schedule, during the five-year period prior to the date of this Agreement there has not been, and there is no current, or threatened in writing, Legal Proceeding and, to the knowledge of IFP, no Person has threatened to commence any Legal Proceeding: (i) that involves IFP or its business, any director or officer of IFP, or any of the assets owned, leased or used by IFP; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the Transactions, in each case as a claimant, defendant or in any other capacity.

2.13 Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or any of the Transactions based upon arrangements made by or on behalf of IFP.

2.14 IFP Contracts.

(a) Contracts. Except as set forth in Part 2.14(a) of the IFP Disclosure Schedule, IFP is not a party to or bound by any of the following Contracts:

(i) relating to employment or consulting services (in each case, providing for annual compensation equal to $100,000 or more including any severance or bonus agreement or policy);

(ii) covenant of IFP not to compete or not to solicit, or any other obligation purporting to limit in any material respect the manner in which, or the localities in which, IFP may conduct business;

(iii) lease of personal property by or to IFP with rentals in excess of (or reasonably anticipated to be in excess of) $100,000 per year;

(iv) with respect to any Indebtedness of IFP;

(v) establishing or governing the management of any joint venture, partnership or similar arrangement, or acquisition or disposal of any joint venture, partnership or similar arrangement;

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(vi) granting an Encumbrance upon any assets or properties of IFP;

(vii) providing for indemnification of any Person (other than IFP) with respect to liabilities relating to any current or former business of IFP or any predecessor Person;

(viii) containing a “most favored nation” pricing agreement;

(ix) providing for confidentiality obligations on the part of IFP (other than (A) Contracts that do not relate primarily to confidentiality or non-disclosure obligations, but contain customary provisions incidental to such Contracts and (B) customary Contracts entered into in the ordinary course of business consistent with past practices that impose confidentiality and non-disclosure obligations on parties to any such Contract other than IFP);

(x) for the purchase of products or services (including a purchase order) with payments or reasonably anticipated payments by IFP in excess of $100,000 per year;

(xi) for the sale of products or services (including a sales order) to Persons (or groups of affiliated Persons) with payments or reasonably anticipated payments in excess of $100,000 per year;

(xii) relating (A) to the sale or disposition or acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise), (1) pursuant to which it has ongoing obligations, or (2) in the future, or (B) to the grant of any preferential right of first refusal, first offer or other right to purchase any material assets or property of IFP;

(xiii) Contract with any Governmental Body with payments or reasonably anticipated payments by either party in excess of $20,000 per year;

(xiv) currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xv) providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving payments (or reasonably anticipated payments) in excess of $100,000 per year; or

(xvi) Contract other than as set forth above to which the IFP is a party or by which IFP’s assets or business is bound or subject to that is material to IFP.

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(b) All Contracts listed or disclosed or required to be listed or disclosed in the IFP Disclosure Schedule under Section 2.14(a) and Section 2.14(c) (all of such Contracts, the “IFP Material Contracts”) are valid, binding and in full force and effect and are enforceable by IFP in accordance with their respective terms, and to the knowledge of IFP, are enforceable by the other parties thereto in accordance with their respective terms. IFP has performed in all material respects all obligations required to be performed by IFP to date under all IFP Material Contracts, and IFP is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of IFP, no other party to any such IFP Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. IFP has not received any notice of the intention of any party to terminate any IFP Material Contract. Complete and correct copies of all IFP Material Contracts, together with all modifications and amendments thereto, have been made available to Company.

(c) Part 2.14(c) of the IFP Disclosure Schedule sets forth each Contract to which IFP is a party or by or to which any of IFP’s assets or business is bound or subject to (whether required to be listed or disclosed under this Section 2.14 or under any other Section of this Article 2, or otherwise) in respect of which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Transactions to avoid the termination of such Contract, a breach, violation, default or penalty payment thereunder or any other change or modification to the terms thereof.

(d) Part 2.14(d) of the IFP Disclosure Schedule contains an accurate and complete description of all material terms of all oral IFP Material Contracts that are material to the IFP business.

2.15 Taxes.

(a) IFP has (i) timely filed all Tax Returns required to be filed by IFP (taking into account applicable extensions) and all such Tax Returns reflect accurately all Liability for Taxes of IFP and are true, correct and complete in all material respects, (ii) timely paid all Taxes that are due and payable, and (iii) accrued for (as provided in the next sentence) all other Taxes that are due that relate to IFP. With respect to any such Taxes so accrued for, IFP has established adequate reserves on the IFP Audited Financials for payment for such Taxes by IFP.

(b) There are no ongoing or, to the knowledge of IFP, threatened, government audits, examinations, investigations or other administrative proceedings or court proceedings with regard to any Tax Return or Taxes of IFP. IFP has not, within the past 12 months, been contacted by, or is currently corresponding with, any Governmental Body with respect to its requirement to file Tax Returns or to pay any Taxes. Without limiting the foregoing, no claim has ever been made by any Governmental Body in a jurisdiction where IFP does not file Tax Returns that IFP is or may be subject to taxation by that jurisdiction.

(c) There are no outstanding requests or waivers to extend the statutory period applicable to the assessment of any Taxes against IFP.

(d) IFP is not currently, and, within the past five years, has not been, a party to any Contract under which IFP has agreed to share a Tax Liability of any Person.

(e) There are no Encumbrances for Taxes upon the assets of the IFP that are not provided for in the IFP Audited Financials, except Encumbrances for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by IFP and described in Part 2.15(e) of the IFP Disclosure Schedule, for which, in the case of clauses (i) and (ii), appropriate reserves have been established in the IFP Audited Financials.

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(f) All Taxes that IFP are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and IFP complied in all material respects with all related reporting and recordkeeping requirements.

2.16 Real Property.

(a) Part 2.16(a) of the IFP Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by IFP (the “IFP Real Property”). IFP has good and valid leasehold title or rights to the leasehold estates in the IFP Real Property, and there are no leases, subleases, licenses or other agreements under which IFP uses or occupies or has the right to use or occupy, now or in the future, any real property that does not form part of the IFP Real Property.

(b) All of the land, buildings, structures and other improvements used by IFP in the conduct of its business are included in the IFP Real Property. IFP is not a lessor or sublessor of, or makes available for use to any Person (other than IFP) any portion of any premises occupied by IFP.

(c) IFP has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the IFP Real Property in the manner in which the IFP Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property. IFP has all Permits necessary to operate the IFP Real Property as currently operated; and no such Permits will be required as a result of the Transactions to be issued after the date hereof in order to permit IFP, following the Closing, to continue to operate the IFP Real Property in the same manner as currently operated, other than any such instruments that are normally obtained by the lessor of the property and any such Permits that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant. “Permit” means any license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.

(d) The buildings, structures, fixtures, building mechanical systems (including electrical, heating and air conditioning systems), and other improvements in, on or within the IFP Real Property, are in good operating condition and repair, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practice, and there are no deferred maintenance, repairs or unrepaired defects in the structural components comprising such buildings and building mechanical systems located thereon or therein which could materially impair the value of the property or the use thereof in connection with the operation of the business as conducted during the last 12 months.

(e) IFP does not own any real property.

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2.17 Title, Condition and Sufficiency of Assets. IFP has good, valid and insurable title to, or a valid leasehold interest in, all of its tangible and intangible assets, including all assets reflected on the balance sheet that forms part of the IFP Management Financials, free and clear of all Encumbrances. The assets of IFP on the Closing Date represent all of the assets necessary to conduct the business of IFP as presently conducted and as conducted during the last 12 months and represent all of the assets used or intended for use in the conduct of the business of IFP.

2.18 Insurance. Part 2.18 of the IFP Disclosure Schedule sets forth a list (including policy number, nature of coverage, policy period, limits, deductibles and premiums) of (a) all insurance policies and self-insurance plans insuring the properties, assets, Personnel or operations of IFP (collectively, the “Policies”) and (b) all currently pending claims and a loss run for the last three years under any Policy. A true copy of each Policy has been made available to Company and each of the Policies is in full force and effect. IFP is not in default, whether as to payment of premiums or otherwise, under any provisions of such Policies, and there have been no historical gaps in insurance coverage for the past three years. IFP has not during the past three years received notice pursuant to any Policy indicating that coverage has been denied, questioned or disputed by the underwriter(s) of any Policy, and IFP has not received notice from or on behalf of any insurance carrier issuing any Policy that there shall hereafter be a termination or cancellation or non-renewal of any Policy.

2.19 Agreements with Related Parties. Except as set forth in Part 2.19 of the IFP Disclosure Schedule, (i) none of Sellers, any holder of Equity Securities of any Seller, or any directors, officers or employees of IFP, is indebted to IFP (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses); and (ii) none of Sellers, or any directors, officers or, to the knowledge of IFP, any employees, of IFP or any Equity Holder of any Seller, is (a) a party to any Contract, or involved in any business arrangement or relationship, with IFP (other than employment or severance arrangements entered into in the ordinary course of business), or (b) owns any property or right, tangible or intangible, which is used by IFP. “Equity Securities” of any Person means capital stock or partnership, membership or other ownership interest in or of such Person, or any other securities or similar rights with respect to such Person (including securities directly or indirectly convertible into or exchangeable or exercisable for any such stock or interest, any phantom stock or stock appreciation right, or options, warrants, calls, commitments or rights of any kind to acquire any such stock or interest).

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2.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO COMPANY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, IFP EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO IFP OR THE TRANSACTIONS, INCLUDING AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF ITS BUSINESS OR ITS ASSETS, AND IFP SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND COMPANY HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND ON THE REPRESENTATIONS AND WARRANTIES OF IFP EXPRESSLY SET FORTH IN THIS ARTICLE II.

Article 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to IFP and Sellers that, as of Closing (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty) and provided that any matters required to be disclosed for purposes of Section 3.2 (Capital Structure) shall not be qualified by any information disclosed in such SEC Documents; and (d) any matter disclosed in the SEC Documents prior to the date hereof to the extent it is reasonably apparent from the wording of such documents that the matter disclosed qualifies such representation and warranty); provided, however, that disclosures contained in the SEC Documents under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are forward-looking in nature shall not be deemed to be so disclosed.

3.1 Organization and Qualification; Charter Documents.

(a) Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. No Acquiring Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities expressly listed in Part 3.1(a) of the Company Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any natural person or Entity.

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(b) Each of the Acquiring Companies is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquiring Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to IFP accurate and complete copies of: (i) the Organizational Documents of each Acquiring Company, including all amendments, modifications, supplements and joinders thereto; (ii) all stock and other equity-related records of each Acquiring Company; and (iii) all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquiring Company, the board of directors of each Acquiring Company and all committees of the board of directors of each Acquiring Company. The books of account, stock records, minute books and other records of the Acquiring Companies, whether or not made available to IFP, are accurate, current and complete in all material respects.

(e) The copies of Company’s Certificate of Incorporation and Bylaws disclosed in Part 3.1(e) of the Company Disclosure Schedule are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

3.2 Capital Structure.

(a) The authorized capital stock of Company consists, of: (i) 100,000,000 shares of Company Common Stock, of which 14,889,904 shares are issued and outstanding as of immediately prior to Closing; and (ii) 10,000,000 shares of Company Convertible Preferred Stock, zero shares of which are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Common Stock and Company Convertible Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements and the Organizational Documents of Company.

(b) As at Closing, Company had reserved an aggregate of 1,400,000 shares of Company Common Stock and zero shares of Company Convertible Preferred Stock for issuance under the Company Option Plan, under which options were outstanding for an aggregate of zero shares, and zero restricted stock units were outstanding. All shares of Company Common Stock and Company Convertible Preferred Stock subject to issuance as aforesaid, and the issuance of Company Common Stock upon conversion of the Company Convertible Preferred Stock, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances and issued in compliance with all applicable Legal Requirements (including securities laws and regulations and stock exchange rules) and the Organizational Documents of the Company. Part 3.2(b) of the Company Disclosure Schedule lists each outstanding Company Option and Company RSU, the name of the holder of such option or unit, the number of shares subject to such option or unit, the exercise price of such option, the vesting schedule and termination date of such option or unit, and whether the exercisability of such option or vesting or settlement of such unit will be accelerated in any way by the Transactions. Each Company Option was granted with an exercise price not less than the fair market value of a share of Company Common Stock or Company Convertible Preferred Stock on the date such option was approved by the board of directors of Company or an authorized committee thereof. All outstanding options to purchase Company Common Stock and Company Convertible Preferred Stock and all outstanding units with respect to Company Common Stock and Company Convertible Preferred Stock were granted under the Company Option Plan.

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(c) Except (x) as set forth in Part 3.2(c) of the Company Disclosure Schedule and (y) for (1) this Agreement, (2) the Registration Rights Agreements, (3) the Investor Rights Agreement, and (4) any agreement, document or transaction contemplated by this Agreement, the Registration Rights Agreements or the Investor Rights Agreement: (i) none of the outstanding shares of Company Common Stock and Company Convertible Preferred Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock and Company Convertible Preferred Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock and Company Convertible Preferred Stock; and (v) none of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, Company Convertible Preferred Stock or other securities, and there are no shares of Company Common Stock or Company Convertible Preferred Stock outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement. Part 3.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of Company Common Stock and Company Convertible Preferred Stock, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase.

3.3 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval for the Company Convertible Preferred Stock Conversion, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company and the board of directors of Company, subject only to Company Stockholder Approval in respect of the Company Convertible Preferred Stock Conversion. The Company Stockholder Approval Threshold is the only vote of the holders of any class or series of Company Common Stock and Company Convertible Preferred Stock necessary to approve the Company Stockholder Approval Matters (collectively, “Company Stockholder Approval”). This Agreement has been duly executed and delivered by an authorized officer of Company and, assuming the due authorization, execution and delivery by each other Party, constitutes a valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

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(b) Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and not subsequently rescinded or modified in any way, has (i) approved, adopted and declared advisable this Agreement, the Transactions and the Acquisition, and determined that this Agreement and the Transactions, including the Acquisition, are fair to and in the best interests of the Company Stockholders, and (ii) approved the Company Stockholder Approval Matters that require board approval and resolved to recommend that the Company Stockholders approve the Company Stockholder Approval Matters, and directed that such matters be submitted for consideration of the Company Stockholders.

(c) (x) The execution and delivery of (1) this Agreement, (2) the Registration Rights Agreements and (3) the Investor Rights Agreement by Company does not, and (y) the performance of the agreements listed in (x) above and the consummation of the Transactions by Company, including, but not limited to, the issuance of Company Common Stock issuable hereunder and issuable upon conversion of Company Preferred Stock issuable hereunder, will not, (i) conflict with or violate the Organizational Documents of any Acquiring Company, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement applicable to the Acquiring Companies or by which its or any of their respective properties are bound or affected, or (iii) require an Acquiring Company to make any filing with or give any notice to a Person or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Acquiring Companies pursuant to, any Company Material Contract to which an Acquiring Company is a party or by which any Acquiring Company or any of its properties are bound or affected.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing of one or more Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (iii) any other filing with the SEC required by the SEC or by law, and (iv) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of NASDAQ.

(e) Prior to the date hereof, Company has filed with NASDAQ a Listing of Additional Shares Notification Form with respect to the shares of Company Common Stock to be issued pursuant to this Agreement at the Closing and upon conversion of the Company Convertible Preferred Stock, and NASDAQ has not indicated to Company its objection to the listing of such shares on NASDAQ.

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3.4 SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a) Company has filed all reports, registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company under the Securities Act or the Exchange Act. All SEC Documents have been timely filed and, as of the time a Company SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects as to form with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and (ii) none of the SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.4, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is duly and validly furnished, supplied or otherwise made available to the SEC in accordance with all applicable Legal Requirements. To the knowledge of Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The Acquiring Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Company required to be disclosed by Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. Company maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to the Acquiring Companies, taken as a whole.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby. The audited balance sheet of Company as of June 30, 2022 is hereinafter referred to as the “Company Balance Sheet.”

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(d) No Acquiring Company has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, greater than $250,000, except liabilities (i) specifically listed in the Company Financials, (ii) incurred in connection with the Transactions, (iii) disclosed in Part 3.4(d)(iii) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices that are not individually in excess of $20,000, or (v) consisting of obligations under any Contracts entered into by Company since the date of the last Company Balance Sheet in the ordinary course of business consistent with past practices that are not individually in excess of $20,000 (none of which obligations results from, arises out of, relates to, is in the nature of, or was caused by, any breach or violation by Company of any such Contract).

(e) Since December 31, 2020, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since 31 March 2022, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(f) There are no Encumbrances on any cash or cash equivalents held by any Acquiring Company.

(g) As at Closing, Company holds cash or cash equivalents of not less than $5,200,000.

3.5 Absence Of Certain Changes Or Events. From the date of the Company Balance Sheet through the date of this Agreement, each of the Acquiring Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, or (b) any acquisition or disposition by Company, or agreement by Company to acquire or dispose, of any assets of any material value, or otherwise than in the normal course of business.

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3.6 Intellectual Property.

(a) Company owns, or has a valid and enforceable license to use, all Intellectual Property relating to or necessary for the conduct of Company’s operations as currently conducted (“Company Intellectual Property”), and the consummation of the Transactions will not conflict with, alter or impair any such rights. Part 3.6(a) of the Company Disclosure Schedule sets forth a list of all (1) all Registered Intellectual Property and (2) all material unregistered Intellectual Property included in the Company Intellectual Property. There is no Company Intellectual Property which is licensed pursuant to a Contract. With respect to Registered Intellectual Property, Part 2.10(a) of the Company Disclosure Schedule sets forth a list of all jurisdictions in which such items are registered or applied for and all registration and application numbers and indicates any due dates for filings or payments concerning such Registered Intellectual Property (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) that fall due within 90 days of the Closing Date, whether or not such due dates are extendable. Company is the owner of record of any application, registration or grant for each item of Registered Intellectual Property, and has properly executed and recorded all documents necessary to perfect its title to all such Registered Intellectual Property. Company has filed all documents and paid all Taxes, fees, and other financial obligations required to maintain in force and effect all Registered Intellectual Property until the Closing.

(b) Part 3.6(b) of the Company Disclosure Schedule sets forth a correct and complete list of all Contracts with respect to any Company Intellectual Property (excluding Off-the-Shelf Software licenses). Except pursuant to the Contracts listed on Part 3.6(b) of the Company Disclosure Schedule, Company has not granted or received any Contracts, options, licenses, permissions, or agreements of any kind relating to the Company Intellectual Property, except nonexclusive licenses to distributors and end-users in the ordinary course of business. The Contracts listed on Part 2.10(b) of the Company Disclosure Schedule include all of the Intellectual Property-related Contracts, options, licenses, permissions, or agreements of any kind that are necessary to conduct the business of Company as presently conducted and as conducted during the last 24 months. Except pursuant to the Contracts listed on Part 3.6(b) of the Company Disclosure Schedule, Company is not bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other Person (excluding Off-the-Shelf Software licenses). Subject to the rights of third parties set forth in Part 3.6(b) of the Company Disclosure Schedule, all Company Intellectual Property is free and clear of all Encumbrances. (i) The conduct of Company’s business as presently conducted and as conducted during the last 24 months and any of the products sold or services provided by Company in connection therewith does not violate, conflict with or infringe the Intellectual Property rights of any other Person; (ii) to the knowledge of Company, neither the conduct of any other Person’s business, nor the nature of any of the product it sells or services it provides, violates, conflicts with, or infringes upon any Company Intellectual Property; and (iii) to the knowledge of Company, no other Person claims the right to use, in connection with similar or closely related goods or services, and in the same geographic area, any trademark or service mark which is identical or confusingly similar to any of the trademarks or services marks owned by Company; and nor has Company been notified by any Person of any claim which conflicts with or is contrary to the statements made in limbs (i)-(iii) above.

(c) (i) No Proceedings or Legal Proceedings are pending or, to the knowledge of Company, threatened, against Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Company Intellectual Property, nor, to the knowledge of Company, is there any reasonable basis for any such claim, and (ii) during the past 24 months, Company has not received any communication (oral or written) alleging that Company has violated any rights relating to the Intellectual Property of any Person, nor, to the knowledge of Company, is there any reasonable basis for any such claim.

(d) Any Company Intellectual Property which has been created by any Personnel is the subject of a proper written assignment and/or work made for hire agreement prescribing that Company or its designee is the owner of such Company Intellectual Property. Company has written agreements with all past and present Personnel requiring such Personnel to (i) assign all Intellectual Property rights in the Company Intellectual Property to Company or its designee (to the extent not already owned by Company pursuant to applicable law), and (ii) maintain the confidentiality of non-public information and trade secrets of Company. Company has not made such confidential information available to any Person.

(e) Save with respect to any moral rights reserved for the benefit of authors under any applicable Laws, no current or former Personnel of Company or its Subsidiaries owns or otherwise holds any right, title or interest in or to any Company Intellectual Property (or any Intellectual Property purported to be owned by Company), or has or has asserted any claim to any right, title or interest in or to any Intellectual Property that was authored, developed or otherwise created for Company, or any customer of Company, by any such Personnel within the scope of such Personnel’s employment or engagement with Company, nor, to the knowledge of Company, is there any reasonable basis for any such claim.

(f) Company is not making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present Personnel. There has been no misappropriation of any trade secrets or other confidential or proprietary Company Intellectual Property by any Person. Company has taken commercially reasonable efforts in accordance with industry practice to maintain the confidentiality of its trade secrets and other confidential or proprietary Intellectual Property.

(g) Company owns, or has sufficient license to use, all Computer Software necessary for the conduct of Company’s business as currently conducted (“Company Computer Software”), and the consummation of the Transactions will not conflict with, alter or impair any such rights or require the payment of any additional fees or amounts. Part 3.6(g) of the Company Disclosure Schedule sets forth a list of all material Company Computer Software (excluding Off-the-Shelf Software), including any material Proprietary Software, and identifies any such Computer Software that is owned by Company rather than licensed from a third party. No Proprietary Software is subject to a license under any version of the GNU/General Public License (GPL) or other open source software license that requires public disclosure of the source code of any Proprietary Software or that places restrictions or obligations on the reuse, redistribution or disclosure of Proprietary Software used with or incorporating such Computer Software. Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Proprietary Software (except to service providers in a manner solely for the benefit of Company and subject to appropriate nondisclosure obligations and use restrictions). Company has made available to Company true and complete copies of all Contracts under which Company or any of its subsidiaries has the right to use Computer Software (other than Off-the-Shelf Software).

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(h) Company maintains Privacy Policies in accordance with applicable Law that describe its collection, use, storage, retention, disclosure, transfer, disposal or other processing of Protected Information. Company complies with applicable Privacy Policies, Contract use restrictions, and Laws pertaining to Protected Information in all material respects. The execution, delivery and performance of this Agreement, and the consummation of the Transactions, will not impair in any material respect any right in, or cause Company to be in violation or default under any policy, Contract, or Law applicable to, any private, personal or proprietary information acquired by Company or used by Company in the conduct of its business in substantially the manner and to the extent presently conducted or contemplated. Part 3.6(h) of the Company Disclosure Schedule identifies any Contracts under which Protected Information of Company is hosted on the systems or networks of third parties, including cloud computing arrangements. No Proceedings or Legal Proceedings are pending or, to the knowledge of Company, threatened, against Company by any Person (including any Governmental Body) alleging a violation of privacy or other rights regarding Protected Information, nor, to the knowledge of Company, is there any reasonable basis for any such claim. All processing, storing and transmitting of payment card data by or for Company is compliant with Payment Card Industry Data Security Standard.

(i) Company has taken commercially reasonable efforts to protect the confidentiality, integrity and security of its respective software, databases, networks, Internet sites and other IT systems (“Company Systems”) and all Protected Information and other information stored or contained therein or transmitted thereby from any Unauthorized Use, and complies in all material respects with its own policies, industry standard practices and any Laws with regard to such Company Systems and the transmission and storage of such information. Company has not in the past three years experienced any Unauthorized Use of such information or any Company Systems, or any infection of Company Systems by viruses or other harmful code.

(j) In the last three years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or could reasonably be expected to result in any substantial disruption of or interruption in or to the use of Company Systems and/or the conduct of the business of Company. Company has made available to Company access to Company’s security, disaster recovery and business continuity plans, procedures and facilities. Company acts in compliance with such plans and procedures and has taken commercially reasonable efforts to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

3.7 Compliance with Legal Requirements.

(a) No Acquiring Company has been or is in conflict with, or in default or violation in any material respect of, (i) any Legal Requirement, order, judgment or decree applicable to an Acquiring Company, or (ii) any Contract to which an Acquiring Company is a party. No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Acquiring Company, nor has any Governmental Body indicated to an Acquiring Company in writing an intention to conduct the same.

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(b) Except as would not, individually or in the aggregate, have a material and adverse effect on the business of Company, Company holds all material permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company taken as a whole (collectively, the “Company Permits”). Company is in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is, to the knowledge of Company, pending or threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Acquiring Companies immediately following the Closing. Company has provided IFP all material Company Permits and complete and accurate copies of all material correspondence with the FDA or other comparable Governmental Body.

3.8 Legal Proceedings; Orders. Except as set forth in Part 3.8 of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the knowledge of Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the Transactions, in each case as a claimant, defendant or in any other capacity.

3.9 Brokers’ and Finders’ Fees. Except as set forth in Part 3.9 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or the Transactions.

3.10 Company Contracts.

(a) Contracts. Except as set forth in Part 3.10(a) of the Company Disclosure Schedule, Company is not a party to or bound by any of the following Contracts:

(i) relating to employment or consulting services (in each case, providing for annual compensation equal to $100,000 or more including any severance or bonus agreement or policy);

(ii) covenant of Company not to compete or not to solicit, or any other obligation purporting to limit in any material respect the manner in which, or the localities in which, Company may conduct business;

(iii) lease of personal property by or to Company with rentals in excess of (or reasonably anticipated to be in excess of) $100,000 per year;

(iv) with respect to any Indebtedness of Company;

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(v) establishing or governing the management of any joint venture, partnership or similar arrangement, or acquisition or disposal of any joint venture, partnership or similar arrangement;

(vi) granting an Encumbrance upon any assets or properties of Company;

(vii) providing for indemnification of any Person (other than Company) with respect to liabilities relating to any current or former business of Company or any predecessor Person;

(viii) containing a “most favored nation” pricing agreement;

(ix) providing for confidentiality obligations on the part of Company (other than (A) Contracts that do not relate primarily to confidentiality or non-disclosure obligations, but contain customary provisions incidental to such Contracts and (B) customary Contracts entered into in the ordinary course of business consistent with past practices that impose confidentiality and non-disclosure obligations on parties to any such Contract other than Company);

(x) for the purchase of products or services (including a purchase order) with payments or reasonably anticipated payments by Company in excess of $100,000 per year;

(xi) for the sale of products or services (including a sales order) to Persons (or groups of affiliated Persons) with payments or reasonably anticipated payments in excess of $100,000 per year;

(xii) relating (A) to the sale or disposition or acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise), (1) pursuant to which it has ongoing obligations, or (2) in the future, or (B) to the grant of any preferential right of first refusal, first offer or other right to purchase any material assets or property of Company;

(xiii) Contract with any Governmental Body with payments or reasonably anticipated payments by either party in excess of $20,000 per year;

(xiv) currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xv) providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving payments (or reasonably anticipated payments) in excess of $100,000 per year; or

(xvi) Contract other than as set forth above to which Company is a party or by which Company’s assets or business is bound or subject to that is material to Company.

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(b) All Contracts listed or disclosed or required to be listed or disclosed in the Company Disclosure Schedule under this Section 3.10 (all of such Contracts, the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by Company in accordance with their respective terms, and to the knowledge of Company, are enforceable by the other parties thereto in accordance with their respective terms. Company has performed in all material respects all obligations required to be performed by Company to date under all Company Material Contracts, and Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Company, no other party to any such Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Company has not received any notice of the intention of any party to terminate any Company Material Contract. Complete and correct copies of all Company Material Contracts, together with all modifications and amendments thereto, have been made available to Company.

(c) Part 3.10(c) of the Company Disclosure Schedule sets forth each Contract to which Company is a party or by or to which any of Company’s assets or business is bound or subject to (whether required to be listed or disclosed under this Section 3.10 or under any other Section of this Article 3, or otherwise) in respect of which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Transactions to avoid the termination of such Contract, a breach, violation, default or penalty payment thereunder or any other change or modification to the terms thereof.

(d) Notwithstanding the voluntary administration of Life Science Biosensor Diagnostics Pty Ltd (“LSBD”), the amended and restated Technology License Agreement dated 12 September 2019 entered into between Company and LSBD is in full force and effect.

(e) Part 3.10(e) of the Company Disclosure Schedule contains a true, complete and correct description of all material terms of all oral Company Material Contracts.

3.11 Taxes.

(a) Company has (i) timely filed all Tax Returns required to be filed by Company (taking into account applicable extensions) and all such Tax Returns reflect accurately all Liability for Taxes of Company and are true, correct and complete in all material respects, (ii) timely paid all Taxes that are due and payable, and (iii) accrued for (as provided in the next sentence) all other Taxes that are due that relate to Company. With respect to any such Taxes so accrued for, Company has established adequate reserves on the Company Financials for payment for such Taxes by Company.

(b) There are no ongoing or pending or, to the knowledge of Company, threatened, government audits, examinations, investigations or other administrative proceedings or court proceedings with regard to any Tax Return or Taxes of Company. Company has not, within the past 12 months, been contacted by, or is currently corresponding with, any Governmental Body with respect to its requirement to file Tax Returns or to pay any Taxes. Without limiting the foregoing, no claim has ever been made by any Governmental Body in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

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(c) There are no outstanding requests or waivers to extend the statutory period applicable to the assessment of any Taxes against Company.

(d) Company is not currently, and, within the past five years, has not been, a party to any Contract under which Company has agreed to share a Tax Liability of any Person.

(e) There are no Encumbrances for Taxes upon the assets of Company that are not provided for in the Company Financials, except Encumbrances for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by Company and described in Part 3.11(e) of the Company Disclosure Schedule, for which, in the case of clauses (i) and (ii), appropriate reserves have been established in the Company Financials.

(f) All Taxes that Company are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and Company complied in all material respects with all related reporting and recordkeeping requirements.

3.12 Real Property.

(a) Part 3.12(a) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by Company (the “Company Real Property”). Company has good and valid leasehold title or rights to the leasehold estates in the Company Real Property and here are no leases, subleases, licenses or other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, any real property that does not form part of the Company Real Property.

(b) All of the land, buildings, structures and other improvements used by Company in the conduct of its business are included in the Company Real Property. Company is not a lessor or sublessor of, or makes available for use to any Person (other than Company) any portion of any premises occupied by Company.

(c) Company has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to operate the Company Real Property in the manner in which the Company Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property. Company has all Permits necessary to operate the Company Real Property as currently operated; and no such Permits will be required as a result of the Transactions to be issued after the date hereof in order to permit Company, following the Closing, to continue to operate the Company Real Property in the same manner as currently operated, other than any such instruments that are normally obtained by the lessor of the property and any such Permits that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant. “Permit” means any license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.

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(d) The buildings, structures, fixtures, building mechanical systems (including electrical, heating and air conditioning systems), and other improvements in, on or within the Company Real Property, are in good operating condition and repair, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practice, and there are no deferred maintenance, repairs or unrepaired defects in the structural components comprising such buildings and building mechanical systems located thereon or therein which could materially impair the value of the property or the use thereof in connection with the operation of the business as conducted during the last 12 months.

3.13 Title, Condition and Sufficiency of Assets. Company has good, valid and insurable title to, or a valid leasehold interest in, all of its tangible and intangible assets, including all assets reflected on the balance sheet that forms part of the Company Financials, free and clear of all Encumbrances. The assets of Company on the Closing Date represent all of the assets necessary to conduct the business of Company as presently conducted and as conducted during the last 12 months and represent all of the assets used or intended for use in the conduct of the business of Company.

3.14 Insurance. Part 3.14 of the Company Disclosure Schedule sets forth a list (including policy number, nature of coverage, policy period, limits, deductibles and premiums) of (a) all insurance policies and self-insurance plans insuring the properties, assets, Personnel or operations of Company (collectively, the “Policies”) and (b) all currently pending claims and a loss run for the last three years under any Policy. A true copy of each Policy has been made available to Company and each of the Policies is in full force and effect. Company is not in default, whether as to payment of premiums or otherwise, under any provisions of such Policies, and there have been no historical gaps in insurance coverage for the past three years. Company has not during the past three years received notice pursuant to any Policy indicating that coverage has been denied, questioned or disputed by the underwriter(s) of any Policy, and Company has not received notice from or on behalf of any insurance carrier issuing any Policy that there shall hereafter be a termination or cancellation or non-renewal of any Policy.

3.15 Agreements with Related Parties. No directors, officers, employees Affiliates (other than the Subsidiary of the Company) of Company are indebted to Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). No directors, officers or, to the knowledge of Company, any employees, of Company are (a) a party to any Contract, or involved in any business arrangement or relationship, with Company (other than employment or severance arrangements entered into in the ordinary course of business), or (b) own any property or right, tangible or intangible, which is used by Company.

3.16 No Additional Representations. Company acknowledges that, except for the representations and warranties set forth in this Agreement, the IFP Disclosure Schedule, any certificate delivered pursuant to this Agreement or in any agreement or transaction contemplated by this Agreement, (x) none of IFP or any of its directors, officers, employees, Affiliates, equityholders, agents or representatives makes or has made any representation or warranty, either express or implied, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to Company or any of its respective directors, officers, employees, equityholders, agents, representatives, or Affiliates or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of IFP heretofore or hereafter delivered to or made available to Company or any of its directors, officers, employees, agents, representatives, or Affiliates and (y) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by IFP or any of its directors, officers, employees, Affiliates, equityholders, agents or representatives or any other person.

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Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to IFP and Company as to himself, herself or itself only that, as of Closing:

4.1 Ownership of IFP Shares and IFP Convertible Loans. Save as disclosed in Schedule 1, such Seller (a) upon entry in this Agreement, is the sole record, legal and beneficial owner of all of the IFP Shares listed next to the name of such Seller in Schedule 1, free and clear of all Encumbrances, and there are no restrictions, other than restrictions under applicable securities laws, on such Seller’s right to transfer such Seller’s IFP Shares to Company pursuant to this Agreement, (b) is not a party to any option, warrant, purchase right or other Contract that could require the Seller to sell, transfer or otherwise dispose of any of its IFP Shares (other than as set forth in this Agreement), (c) is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of any IFP Shares (other than any such instrument created or entered into in connection with this Agreement), (d) has good and valid title to all IFP Shares listed next to the name of such Seller in Schedule 1, free and clear of all Encumbrances, and (e) if named as a party to an IFP Convertible Loan Agreement, remains a party to such agreement, enjoying rights thereunder free and clear of all Encumbrances. Subject only to stamping, upon the consummation of the Acquisition, Company will acquire good and marketable title to the IFP Shares acquired by Company from such Seller, free and clear of all Encumbrances.

4.2 Authority; Non-Contravention

(a) If a natural person, such Seller has the requisite legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. If not a natural person, (i) such Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions and (ii) the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Transactions have been duly authorized by all necessary corporate or other organizational action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by IFP and Company, constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

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(b) The execution and delivery of this Agreement by such Seller does not, and the performance of any applicable obligations under this Agreement by such Seller will not (i) conflict with or violate or breach, in each case in any material respect, or constitute a default (or give rise to any right of termination, cancelation or acceleration) under, or result in the creation of any Encumbrance upon any of such Seller’s IFP Shares under the terms, conditions or provisions of any Organizational Document (if any) or, except as would not reasonably be expected to adversely affect such Seller’s ability to consummate the Transaction, Legal Requirement or Contract applicable to such Seller, to which such Seller is a party or by which its properties are bound or affected, (ii) require the consent of any other Person, (iii) require the authorization of the jurisdiction of domicile for each Seller, respectively (“Specified Authorizing Body”), or (iv) except as would not reasonably be expected to adversely affect such Seller’s ability to consummate the Transaction, require the filing or registration with, or notification to, or authorization of any Governmental Body or any other Person, in each case, other than any Specified Authorizing Body.

(c) Such Seller is not subject to any Insolvency Proceedings.

4.3 Tax Matters. Such Seller has had the opportunity to review with his/her/its tax advisors the applicable Tax consequences of the Transactions and the purchase of the IFP Shares acquired from such Seller by Company. Such Seller is relying solely on such advisors and not on any statements or representations of counsel to Company, IFP or their respective Representatives with respect to tax matters. Such Seller understands that it (and not Company or IFP) shall be responsible for its Tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by the Agreement.

4.4 Disclosure; Seller Information. Each Seller acknowledges and agrees that Company has disclosed to each Seller that the offer and sale of shares of Acquisition Consideration to such Seller pursuant to the Transactions is intended, for each such Seller which is a U.S. Person, to be exempt from registration under Regulation D promulgated under the Securities Act (“Regulation D”) or, for each such Seller which is not a U.S. Person, to be exempt from registration under Regulation S promulgated under the Securities Act (“Regulation S”), and each such case that such shares of Company Common Stock and Company Convertible Preferred Stock may not be reoffered or resold other than in conformity with the registration requirements of the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. The certificates (or uncertificated book-entries, as applicable) representing shares of Company Common Stock and Company Convertible Preferred Stock shall bear a legend to the effect described above and shall include such additional legends as necessary to comply with applicable federal and state securities laws and other applicable restrictions. Each Seller acknowledges that Company is relying on the foregoing, and each Investor Questionnaire to determine whether the offer and sale of shares of Company Common Stock and Company Convertible Preferred Stock to Sellers pursuant to the Transactions meets the conditions of Regulation D or Regulation S, as applicable. Each Seller is acquiring the shares of Company Common Stock and Company Convertible Preferred Stock for such Seller’s own account (or for one or more separate accounts maintained by such Seller), for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws. Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the risks and merits of this investment. If the Seller is not a U.S. Person, such Seller represents that on the date hereof such Seller is located and executing this Agreement outside of the United States.

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4.5 Ownership of Company Capital Stock. Such Seller (including such Seller’s Affiliates) does not immediately prior to Closing own, directly or indirectly, beneficially or of record, any shares of Company Common Stock or Company Convertible Preferred Stock or any other economic interest (through derivative securities or otherwise) in, Company. Other than as contemplated by this Agreement, no Seller is, nor at any time during the last three years has been, an “interested stockholder” of Company within the meaning of Section 203 of the Delaware Law.

4.6 Litigation. There is no ongoing Proceeding or, to the actual knowledge of such Seller, threatened, against such Seller or any of its Affiliates by or before any court, Governmental Entity or third party that (a) relates to such Seller’s ownership of its IFP Shares; or (b) individually or in the aggregate, could reasonably be expected to have a material adverse effect on, or materially delay, the ability of such Seller to consummate the Transactions.

Article 5

[NOT USED].

Article 6

ADDITIONAL AGREEMENTS

6.1 Proxy Statement.

(a) Company shall prepare and file, at its expense, with the SEC as soon as is reasonably practicable a preliminary proxy statement (the “Proxy Statement”) under the Exchange Act with respect to the Company Stockholders’ Meeting with respect to the Company Stockholder Approval Matters.

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(b) Each of Company and each Seller shall furnish all information concerning itself and its Affiliates that is required by Legal Requirements to be included in the Proxy Statement, and each of Company and each Seller covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement, and any amendment thereof or supplement thereto will, at the date it is filed with the SEC or first mailed to Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that (x) no covenant is made by Company with respect to statements made therein based on information supplied by any Seller for inclusion therein, and (y) no covenant is made by any Seller with respect to statements made therein based on information supplied by Company for inclusion therein. Company covenants that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the date on which Company is cleared by the SEC. Company shall promptly notify Sellers’ Representatives upon the receipt of any (written or oral) comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Sellers’ Representatives with a copy of all material written correspondence between Company, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Company shall give Sellers’ Representatives and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to Company’s stockholders and reasonable opportunity to review and comment on all responses to requests for additional information. If, at any time prior to the Company Stockholders’ Meeting, any information relating to Company, any Seller or any of their respective Affiliates, officers or directors should be discovered by Company or any Seller that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to Company’s stockholders.

6.2 Company Stockholders’ Meeting. Following the clearance of the Proxy Statement by the SEC and subject to the other provisions of this Agreement, Company shall, as promptly as reasonably practicable after Company is informed by the SEC of such clearance, (i) mail the Proxy Statement to Company’s stockholders and (ii) duly and promptly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the Company Stockholder Approval Matters. The board of directors of Company shall recommend that Company’s stockholders approval the Company Stockholder Approval Matters, and the Proxy Statement shall include the Company Recommendation. Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Company Stockholder Approval Matters. Notwithstanding any other provision hereof, Company may postpone or adjourn the Company Stockholders’ Meeting any number of times (i) with the consent of Sellers’ Representatives, (ii) for the absence of a quorum, (iii) if additional time is required to solicit proxies from the holders of Company Common Stock in favor of the Company Stockholder Approval Matters, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the board of directors of Company has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Company’s stockholders prior to the Company Stockholders’ Meeting. Company acknowledges and agrees that (x) this Agreement shall be submitted to the stockholders of Company at the Company Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve Company of such obligation and (y) neither the board of directors of Company nor any committee thereof shall submit to the stockholders of Company any proposal in conflict with the terms or conditions hereof, or, except as permitted herein, propose to do so. Notwithstanding anything to the contrary contained in this Section 6.2 or otherwise contained in this Agreement, nothing in this Agreement shall limit or restrict any director of Company from fulfilling his or her fiduciary duties or powers as members of the board of directors of Company.

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Company, without the prior written consent of the Sellers’ Representatives, will not issue any voting securities after the date hereof pursuant to an issuance pursuant to a the private placement exemptions under the Securities Act, other than pursuant agreements in effect as of the date hereof, unless the holder of such securities shall be obligated to vote in favour of the conversion of the Company Convertible Preferred Stock at each and every Company Stockholders Meeting following the date hereof on substantially the same terms as the terms set forth in the Company Voting Agreements entered into on or prior to Closing or such other form as the Sellers’ Representatives may agree, such agreement not to be unreasonably withheld, conditioned or delayed.

6.3 Regulatory Approvals and Related Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.3(a), each of Company and IFP agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Acquisition and make effective the other Transactions. Without limiting the generality of the foregoing, but subject to this Section 6.3(a), each of Company and IFP agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Acquisition and the other Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Acquisition or any of the other Transactions; and (iii) lift any restraint, injunction or other legal bar to the Acquisition.

6.4 Director Indemnification and Insurance.

(a) At or prior to the Closing, IFP shall have (unless agreed otherwise with Company) appropriate insurance with respect to (i) directors’ and officers’ liability insurance for a period of six years, with at least the same coverage as currently maintained by IFP, and (ii) fiduciary liability insurance and employee practices liability insurance for a period of six years, with at least the same coverage as currently maintained by IFP, in each case, with respect to matters existing or occurring on or prior to the Closing Date (including in connection with this Agreement or the Transactions), and the respective premiums payable with respect thereto shall be paid prior to the Closing.

(b) Nothing set forth in this Section 6.4 is intended to limit or otherwise affect the representations, warranties, covenants or other agreements of Sellers or IFP set forth in this Agreement. Notwithstanding anything to the contrary set forth in this Section 6.4, in no event shall Company be required or otherwise obligated pursuant to this Section 6.4 or otherwise to indemnify and hold harmless, or advance expenses to, any Seller who is or was director or officer of IFP or any of its Subsidiaries to the extent any such acts or omissions occurring at or prior to the Closing arise out of, relate to or resulted in a breach of a representation, warranty, covenant or agreement of any Seller or IFP contained in this Agreement or in respect of which Company is entitled to indemnification or other remedies under this Agreement.

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6.5 Public Announcements; Confidential Information.

(a) The initial press release relating to this Agreement shall be a joint press release, and thereafter Sellers’ Representatives and Company will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Acquisition, the Transactions or this Agreement, except in accordance with the following sentence. No Party will issue any press release or make any such public statement without the prior consent of, in the case of (i) Company, Sellers’ Representatives, (ii) Sellers’ Representatives, Company or (iii) a Seller, Company, which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, Company may issue a press release or public statement without the consent of Sellers’ Representatives, any Seller or any other Party if required by Legal Requirements or otherwise made in connection with a Company Change in Recommendation and (B) other than a press release announcing a Company Change in Recommendation or a subsequent press release relating to such Company Change in Recommendation, any press release or public statement to be issued without the consent of Sellers’ Representatives pursuant to clause (A) shall be subject to reasonable prior notice (to the extent reasonably practicable) to and review of Sellers’ Representatives and Company shall consider any and all reasonable comments of Sellers’ Representatives thereon in good faith. Notwithstanding anything herein to the contrary, no communication or press release issued in connection with the transactions contemplated hereby may identify the RFA Sellers by name or other indirect reference.

(b) From and after the Closing, each Seller agrees that such Seller shall, and shall cause its Affiliates and representatives to, treat in confidence and not use, disseminate or disclose, other than in connection with the Transactions, any documents, materials and other information regarding Company and its Affiliates which any such Seller or any of its Affiliates or representatives obtains during the course of the negotiations leading to the consummation of the Transactions (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement. The obligation of each Seller to treat, and to cause its Affiliates and representatives to treat, such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information that (i) is or becomes known to the public and did not become so known through any violation of this Section 6.5(b) on the part of such Seller or Affiliate or representative of such Seller; (ii) is later lawfully acquired by such Seller, its Affiliates or representatives from other sources that, to such Seller’s knowledge, after reasonable investigation, did not acquire the information under an obligation of confidentiality with respect thereto; or (iii) is required or requested to be disclosed under the provisions of any law, rule, regulatory body, or by an Order of any court of competent jurisdiction. Notwithstanding the foregoing, each Seller and its Affiliates shall be permitted to make disclosures concerning such documents, materials and other information to, as applicable, their actual or prospective limited partners, trustees, shareholders, members, investors, lenders or regulators who have the need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality. Each Seller acknowledges and agrees that the Confidential Information of IFP is an asset which Company will acquire pursuant to this Agreement. From and after the Closing, each Seller agrees to maintain, and shall cause its respective Affiliates and representatives to maintain the confidentiality of, and refrain from using or disclosing to any Person, any Confidential Information, except to the extent disclosure of any such Confidential Information is (x) required by law (based on advice of outside legal counsel), provided that such Seller, Affiliate or representative, as applicable, first complies with, and only discloses Confidential Information to the extent permitted by, Section 6.5(c), or (y) in connection with any Proceedings against Company or the pursuit or enforcement of such Seller’s rights hereunder or in connection with any of the Transactions. Confidential Information shall cease to be such when it is in the public domain through no violation of this Section 6.5(b) by any Seller or any of their respective Affiliates or representatives. Notwithstanding the foregoing, Sellers shall be permitted to make disclosures concerning the Confidential Information (1) to, as applicable, their existing or prospective limited partners, trustees, shareholders, members, existing or prospective investors or regulators who have a need to know the information and who have been instructed in writing, via email sufficient, to keep such information confidential or are otherwise bound to confidentiality, (2) in connection with any Tax Returns filed by such Seller or its Affiliates, (3) to the extent such information was or becomes available to Sellers after the Closing from a third party that did not acquire the information under an obligation of confidentiality with respect thereto, and (4) during the course of pursuing or defending indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between Company, on the one hand, and Sellers, on the other.

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(c) In the event that any Seller or any Person to whom any Seller is permitted to disclose any Confidential Information to in accordance with this Agreement is required by law (including by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) to disclose any Confidential Information, such Seller will give Company and IFP prompt written notice of such request or requirement so that Company or IFP may, at Company’s expense, seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and such Seller will cooperate, at Company’s expense, with Company and IFP to obtain such protective order. If, in the absence of a protective order or other remedy or the receipt of a waiver by Company, such Seller or Person to whom disclosure of Confidential Information has occurred in accordance with this Agreement are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information to any Governmental Body or else stand liable for contempt or suffer other censure or penalty, such Seller or Person may, without liability hereunder, disclose to such Governmental Body only that portion of the Confidential Information which, in the written opinion of counsel to such Seller or Person, is legally required to be disclosed, provided that such Seller or Person, as applicable, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including by cooperating with Company and IFP, at Company’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information required to be disclosed by such Governmental Body.

6.6 Conveyance Taxes. Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing or in relation to stamp Taxes in respect of the transfers of (or agreement to transfer) the IFP Shares and the Conversion Shares after the Closing (“Stamp Taxes”). Stamp Taxes payable on the transfer of the IFP Shares and any Conversion Shares shall be borne solely by Company.

6.7 Lock-up.

(a) In connection with this Agreement and the transactions contemplated hereby, each Seller hereby agrees that, without the prior written consent of Company, such Seller will not, during the period ending 365 days after Closing (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock or Company Convertible Preferred Stock (including the Acquisition Consideration) or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Convertible Preferred Stock (including without limitation, Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock, Company Convertible Preferred Stock or such other securities, in each case above, that are currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such Seller and whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock, Company Convertible Preferred Stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any similar right with respect to the registration of any shares of Company Common Stock, Company Convertible Preferred Stock or any security convertible into or exercisable or exchangeable for Company Common Stock (except, for purposes of clause (iii), such demands or exercises as will not require any public filing or other public disclosure to be made in connection therewith or will permit any required public filing or other public disclosure to be made after the expiration of the Lock-Up Period).

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(b) The restrictions and obligations contemplated by this Section 6.7(b) shall not apply to: (i) transfers of Company Common Stock, Company Convertible Preferred Stock or securities convertible into or exercisable or exchangeable for Company Common Stock or Company Convertible Preferred Stock to Permitted Transferees; or (ii) the exercise of options or warrants to purchase shares of Company Common Stock or Company Convertible Preferred Stock, or the receipt of shares of Company Common Stock or Company Convertible Preferred Stock upon the vesting of restricted stock awards and any related transfer of shares of Company Common Stock or Company Convertible Preferred Stock, in each case that were not shares of Company Common Stock or Company Convertible Preferred Stock issued as part of the Acquisition Consideration, to Company (A) deemed to occur upon the cashless exercise of such options or exercise of such warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants or as a result of the vesting of such shares of Company Common Stock or Company Convertible Preferred Stock under such restricted stock awards (or the disposition to Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); provided that such plan does not provide for the transfer of shares of Company Common Stock or Company Convertible Preferred Stock during the Lock-Up Period and that no filing or other public announcement shall be required or voluntarily made during the Lock-Up Period by such Seller or Company as a result of the establishment of any such plan; and provided further that in the case of any transfer or distribution pursuant to clause (i), such transfer is not for value and each Permitted Transferee shall sign and deliver to Company a lock-up letter containing provisions substantially similar to those contained in this Section 6.7(b) and acceptable to Company; and provided further that in the case of any transfer or distribution pursuant to clause (i) or (ii) that no filing by the undersigned or, with respect to clause (i), any recipient of the shares transferred, in each case, under Section 16(a) of the Exchange Act or other public announcement shall be required or voluntarily made in connection with such transfer or distribution, in each case, during the Lock-Up period.

6.8 Section 16 Compliance. Subject to the following sentence, at Closing, Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Company Common Stock or Company Convertible Preferred Stock (including derivative securities with respect to Company Common Stock or Company Convertible Preferred Stock) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, IFP will furnish the following information to Company for each individual who, immediately after the Closing, is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company: (a) the number of IFP Shares expected to be held by such individual immediately following the IFP Convertible Loan Conversion and exchanged for shares of Company Common Stock and Company Convertible Preferred Stock pursuant to the Acquisition; and (b) the number of other derivative securities (if any) with respect to IFP Shares held by such individual and expected to be converted into shares of Company Common Stock, Company Convertible Preferred Stock or derivative securities with respect to Company Common Stock or Company Convertible Preferred Stock in connection with the Acquisition.

6.9 Employee Matters.

(a) No provision of this Agreement shall (i) create any right in any current or former employee or other service provider of IFP, Company or any of their respective Subsidiaries to continued employment or service or, subject to the terms of any applicable employment, consulting or other agreement, preclude the ability of IFP, Company or any of their respective Subsidiaries to validly terminate the employment or service of any employee or service provider for any reason set out in their respective terms of employment or engagement, (ii) confer upon any current or former employee or other service provider of IFP, Company or any of their respective Subsidiaries, or any beneficiaries or dependents thereof, any rights or remedies under or by reason of this Agreement other than, if applicable, in the capacity as a Seller.

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(b) Company undertakes that it will provide IFP with cash in an amount that will enable IFP to pay to the individuals set forth on Schedule VI (the “IFP Bonus Recipients”) cash payments in the amounts set out in such schedule, the aggregate amount of which shall equate to 500,000 shares of Company Common Stock at a price of $0.727 per share (the “Cash Bonuses”), plus any applicable employer’s National Insurance contributions. The Cash Bonuses will be paid to the IFP Bonus Recipients in two equal instalments as set out in Schedule VI, the first on the Closing Date and the second on the six-month anniversary of the Closing Date, if a Business Day, or if not a Business Day, the following Business Day.

(c) Company undertakes to make available to the employees of IFP (as at the date on which such plan is adopted and otherwise satisfies all applicable Legal Requirements (including registration of shares with the SEC), being the “IFP Employees”) a Company stock option plan in form and substance satisfactory to Company in relation to up to 1,000,000 shares Company Common Stock following Closing on the basis that an equal number of Company stock options will be granted to the IFP Employees and Company employees up to an aggregate amount of 2,000,000 Company stock options.

6.10 Releases.

(a) Effective at the time of the Closing, Sellers hereby, without any further action, release and forever discharge IFP and its Personnel and Affiliates, from any and all Liabilities, claims, obligations, actions, causes of action, suits at law or in equity of whatever kind or nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, promises, variances, trespasses, judgments, verdicts, extents, executions, Encumbrances, payments, damages, costs, attorneys fees, expenses, and demands of any kind or nature, which Sellers may have or may have had, known or unknown, at or prior to the Closing, against IFP or any of its Personnel or Affiliates; provided, however, that nothing contained in this Section 6.10 shall abridge or otherwise affect the rights of the IFP Convertible Loan Holders under the IFP Convertible Loans, unless and until the IFP Convertible Loan Conversion has occurred.

(b) Notwithstanding the foregoing, nothing contained in Section 6.10(a) shall constitute a release by any Seller (i) for claims against Company arising out of Company’s obligations under this Agreement, or (ii) to the extent such Seller is an officer, director or employee of IFP immediately prior to the Closing, for claims relating to (A) any pro rata portion of such Seller’s salary as an employee of IFP for the scheduled pay period in which the Closing Date occurs, (B) reimbursement of authorized unreimbursed expenses incurred by such Seller on behalf of and as an employee of IFP prior to the Closing Date, or (C) such Seller’s rights under any IFP Convertible Loan.

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Article 7

CLOSING DELIVERABLES

7.1 IFP Deliverables. On or before Closing, IFP shall deliver or cause to be delivered to Company (unless delivery of such is waived by Company, in writing) each of the items listed in Part 1 of Schedule 7.1.

7.2 Company Deliverables. On or before Closing, Company shall deliver or cause to be delivered to IFP (unless delivery of such is waived by IFP, in writing) each of the items listed in Part 2 of Schedule 7.2.

Article 8

CLOSING HOLDBACK STOCK

(a) Company shall reserve for issuance to the Sellers 500,000 of duly authorized, fully paid and non-assessable shares in Company Convertible Preferred Stock (“Closing Holdback Stock”) in accordance with this Section 8.

(b) In the event that no Claims have been notified by Company prior to expiry of the Holdback Period, all the Closing Holdback Stock shall be issued fully paid to the Sellers in accordance with their respective Holdback Pro-Rata Entitlements immediately following expiry of the Holdback Period.

(c) If Company notifies the Sellers’ Representatives of any Claim prior to the expiry of the Holdback Period:

(i) with respect to Claims that have become Settled Claims prior to expiry of the Holdback Period, then the Claim Amount Unissued Shares (calculated in accordance with the applicable Holdback Formula) shall be cancelled (and Sellers shall have no entitlement to such shares) and, following determination of the Expert Determined Claims Amount (if applicable) in accordance with Section 8.1(c)(ii), the remainder of the shares of Closing Holdback Stock which are not determined to be Provisional Claim Amount Unissued Shares shall be issued to the Sellers according to their respective Holdback Pro-Rata Entitlements in accordance with Section 8.1(a);

(ii) if there is one or more Outstanding Claims then Company and the Sellers’ Representatives shall, as soon as reasonably practicable and in any event within 10 Business Days following expiry of the Holdback Period, jointly instruct a mutually agreed independent expert (the “Expert”) to assess any Outstanding Claim and be requested by Company and the Sellers’ Representatives to determine, within 30 days (i) whether, on the balance or probabilities, such claim would be likely to succeed and (ii) if so, the amount (if any) which is a reasonable estimate of the relevant party’s liability in respect of such claim, in $USD (such estimate, aggregated with the Expert’s estimates in respect of all Outstanding Claims and, where applicable having applied any right set-off, being the “Expert Determined Claims Amount”). If Company and the Sellers’ Representatives cannot agree who to appoint as the Expert within such 10 Business Day period, Company and Sellers’ Representatives shall jointly request that the American Arbitration Association located in New York, New York shall appoint an Expert and shall jointly request the American Arbitration to make such appointment within a further 10 Business Day period; and

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(iii) with respect to Outstanding Claims in respect of which there is an Expert Determined Claims Amount, the Provisional Claim Amount Unissued Shares shall remain reserved for issuance pending the Outstanding Claims becoming Settled Claims, at which point the Deferred Claim Amount Unissued Shares (calculated in accordance with the applicable Holdback Formula) shall be cancelled (and where the applicable Deferred Settled Claims Amount is lower than the Expert Determined Claims Amount, the balance will be issued to the Sellers as soon as practically possible in accordance with their respective Holdback Pro-Rata Entitlements). All procedures set forth in this Article 8 shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act of the State of Delaware. The arbitration shall be conducted in the State of Delaware under the Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules of JAMS as in effect from time to time, except as modified by the agreement of Company and Sellers’ Representatives. Any determination by the Expert shall be final and binding on all Parties, and there shall be no appeal from or reexamination of such determination, except for fraud, perjury or misconduct by the Expert and except to correct manifest clerical errors. Any such determination may be enforced in any state or federal court having jurisdiction over any dispute pursuant to this Article 8.

8.2 All Company Convertible Preferred Stock issued under Section 8.1 shall be convertible into Company Common Stock in accordance with the Certificate of Designations.

Article 9

INDEMNIFICATION

9.1 Indemnification by Sellers. Subject to the limits set forth in Section 9.4:

(a) each Seller hereby agrees to severally (and not jointly) indemnify and hold Company harmless from and in respect of any and all Losses incurred by Company arising out of, in connection with, or caused by any breach or inaccuracy of any Fundamental Representation made by him, her or it in respect of himself, herself or itself in Article 4 of this Agreement; and

(b) each Seller agrees to indemnify and hold Company harmless from and in respect of any and all Losses incurred by Company arising out of, in connection with, or caused by any breach or inaccuracy of any representation or warranty made by or with respect to IFP in Article 2 of this Agreement, provided that Company and Sellers agree that Company’s sole and exclusive recourse for the indemnification obligations pursuant to this Section 9.1(b) shall be by way of recourse and indemnity (borne pro rata by each Seller) against his, her or its Closing Holdback Stock.

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9.2 Indemnification by Company. Subject to the limits set forth in Section 9.4, Company hereby agrees to indemnify and hold Sellers harmless from and in respect of any and all Losses incurred by any of them arising out of, in connection with, or caused by any breach or inaccuracy of any representation or warranty made by or with respect to Company in Article 3 of this Agreement, provided that Company and Sellers agree that the Sellers’ sole and exclusive recourse for the indemnification obligations pursuant to this Section 9.2 shall be a right to set off the amount of any Losses suffered by any of them against any liability owed to Company pursuant to Section 9.1(b) (whether either liability is present or future) (and, for clarity, (i) if Company does not make any Claims prior to expiry of the Holdback Period, no right of set off will apply, and (ii) if the aggregate value of Set-off Claims made by the Sellers exceeds the aggregate value of Claims made by Company, the Sellers’ recourse (by way of set off) pursuant to this Section 9.2 shall be capped at the aggregate value of Company’s Claims).

9.3 Survival of Representations and Warranties and Covenants. The representations and warranties and covenants of IFP, Company and Sellers contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect (i) in the case of the Fundamental Representations given by Sellers, five years after the Closing Date (or if shorter, the maximum statutory period allowed under applicable law); (ii) in the case of all other representations and warranties, until the date which is 12 months following the Closing Date; and (iii) in the case of all covenants, undertakings and agreements contained in this Agreement or in any certificate delivered by a Party, for the respective terms specified in this Agreement or in such certificate or if no term is specified, until fully discharged; provided, however, that, in each case, such representations and warranties shall survive beyond their respective periods with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 9.4. Notwithstanding the foregoing, claims related to Actual Fraud with respect to this Agreement and the transactions contemplated hereby shall survive until 90 days after the expiration of the date on which the statute of limitations otherwise applicable to such claims has expired.

9.4 Limitation of Indemnification Obligations. Notwithstanding anything to the contrary contained herein:

(a) No liability shall arise under Section 9.1(b): (x) unless the aggregate of all Losses for which Sellers would, but for this clause, be liable under that Section exceeds on a cumulative basis $250,000, at which point, subject to any other applicable limitations contained in this Section 9.4, Company shall be entitled to all indemnification amounts under Section 9.1(b) from Sellers, including the first full $250,000 of Losses. The limitations in this Section 9.4(a) shall not apply (A) to any indemnification obligations arising from a breach of the Fundamental Representations, or (B) in the case of Actual Fraud by IFP with respect to this Agreement or the Transactions.

(b) The aggregate liability under Section 9.1(b) and/or of Sellers for the representations and warranties given under Article 2 shall be the value attributable to the Closing Holdback Stock.

(c) No Seller shall be entitled to contribution or any other payments from Company or IFP for any Losses for which such Seller is obligated to make or be responsible for, to Company or IFP pursuant to this Agreement (including Article 9).

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9.5 Indemnification Notice; Litigation Notice. If a party believes that it is entitled to indemnification pursuant to Section 9.1 or Section 9.2 (the “Claimant”), it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such indemnification obligation and any Loss related thereto in reasonable detail and the amount thereof, if known, all with reasonable particularity which shall, the case of Section 9.1(b), include the amount of Closing Holdback Stock to which the Loss equates (the “Indemnification Notice”); provided that any Indemnification Notice originating from Company only need to be delivered to Sellers’ Representatives on behalf of Sellers. If any Proceeding is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as a Loss under this Article 9, it shall promptly notify the Indemnifying Party in writing of such Proceeding describing such Loss, the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity (the “Litigation Notice”) in lieu of an Indemnification Notice; provided that any Litigation Notice originating from Company only need to be delivered to Sellers’ Representatives on behalf of Sellers. No failure or delay by the Claimant with respect to an Indemnification Notice or a Litigation Notice in the performance of the foregoing shall reduce or otherwise affect the indemnification or reimbursement obligations hereunder, except and only to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Loss for which the indemnified party is entitled to indemnification or reimbursement hereunder.

9.6 Defense of Third Person Claims.

(a) The Indemnifying Party shall have 30 calendar days (or, to the extent possible, such shorter period as may be sufficient under the circumstances to give the Indemnifying Party a reasonable opportunity to respond) after receipt of the Litigation Notice to notify the Claimant that it elects to undertake, conduct and assume control (through counsel of Indemnifying Party’s choice reasonably acceptable to Claimant) any Proceeding instituted by a third party with respect to an identifiable claim (the “Election Notice”); provided¸ that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, the Indemnifying Party must (A) first demonstrate to Claimant in writing (1) reasonable evidence of the Indemnifying Party’s financial ability to provide indemnification to the extent provided hereunder to the Claimant with respect to such third party claim and (2) after giving effect to the application of the limitations in this Article 9, the Indemnifying Party would be responsible for a greater portion of the Losses related to such third party claim than the Claimant, and (B) agree to provide indemnification to the extent provided hereunder; provided, further, that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Claimant (to the extent required herein), if (1) the third party claim seeks an injunction or equitable relief, or relief for other than money damages against the Claimant that the Claimant reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (2) the third party claim involves criminal proceeding, action, indictment, allegation or investigation that could reasonably be expected to involve incarceration of Claimant, any of its Affiliates or any of their respective Personnel, (3) the parties to any such third party claim or threatened third party claim (including any impleaded parties) include both the Indemnifying Party and the Claimant and the Indemnifying Party shall have been advised in writing by counsel for the Claimant that there exists legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Party and the Claimant, (4) the Indemnifying Party failed or is failing to diligently prosecute or defend such third party claim, or (5) the third party claim relates to or arises in connection with any environmental, health or safety conditions or matters.

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(b) If the Indemnifying Party timely gives the foregoing Election Notice, the Indemnifying Party shall have the right, subject to the provisos contained in the first sentence of Section 9.6(a), to undertake, conduct and assume control, at the Indemnifying Party’s sole expense, the conduct and settlement of such Proceeding, and the Claimant shall reasonably cooperate with the Indemnifying Party in such Proceeding, including providing reasonable access to the Indemnifying Party to records and Personnel of IFP, as applicable; provided, however, (A) the Indemnifying Party shall conduct such Proceeding diligently and in good faith, (B) the Indemnifying Party shall permit the Claimant to participate in such Proceeding through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant (unless a conflict of interest exists between the Indemnifying Party and the Claimant, in which case the expense of Claimant’s legal counsel shall be borne by the Indemnifying Party), (C) upon a final determination of such Proceeding, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article 9, for the full amount of any Loss incurred by the Claimant, except fees and expenses of legal counsel to be borne by Claimant pursuant to (B) above, and (D) the Indemnifying Party shall have the right to pay or settle any such Proceeding provided the Claimant has no Liability with respect to such settlement and the settlement does not impose injunctive or other equitable relief against the Claimant or encumber any of Claimant’s assets.

(c) If the Indemnifying Party gives a Disagreement Notice or does not give the foregoing Election Notice during such 30-day period or gives an Election Notice, but does not conduct the Proceeding diligently and in good faith, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Proceeding in the exercise of its reasonable discretion. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Claimant for any period during which the Indemnifying Party has not assumed (or is not entitled to assume) the defense of a Proceeding with respect to which an Indemnification Notice or a Litigation Notice has been issued by or on behalf of the Claimant.

9.7 Disagreement Notice. If the Indemnifying Party does not agree that the Claimant is entitled to full recovery of the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within 30 calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be. Claims which are subject to a Disagreement Notice shall be dealt with through the appointment of an Expert in accordance with the provisions of Section 8.1(c)(ii).

9.8 Calculation of Losses. The amount of any Loss will be determined net of any amounts actually recovered by the Claimant under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Loss (in each case, net of (A) any increase in future or retroactive premiums, (B) any deductibles incurred in obtaining such amounts and any self-insurance retention amounts, and (C) costs of collection or other cost incurred in connection with the receipt of such proceeds). Company and Sellers shall use commercially reasonable efforts to make any insurance claims under applicable insurance policies then in effect that reasonably relate to and provide coverage with respect to any Loss for which any Claimant has been indemnified under this Article 9.

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9.9 Tax Treatment of Indemnity Payments. The Parties agree to treat any recovery made in respect of a claim for indemnification pursuant to this Agreement as an adjustment to the Acquisition Consideration for all Tax purposes, and the Parties agree to file their respective Tax Returns accordingly.

9.10 Interest. The amount of Loss recoverable under this Article 9 shall include (i) an amount equivalent to prejudgment interest at the statutory rate under applicable law, to the extent provided under applicable law and (ii) whether or not provided under applicable law, an amount equivalent to interest accruing at a rate of 10% per annum beginning on the date the amount of the claim is finally determined pursuant to Article 8 and this Article 9.

9.11 Recourse. The parties hereto acknowledge and confirm that, except in the event of fraud, the indemnification procedures described in this Article 9 shall be the sole and exclusive remedies available to them for any breach or inaccuracy of the representations and warranties contained in Articles 2, 3 and 4 of this Agreement. This Article 9 shall not govern any remedy by any Party against any other Party for any breach by a Party of any covenant or undertaking of such Party contained in any other provision of this Agreement and each Party acknowledges and agrees that any other Party shall in no way be limited in pursuing any such claim against any Party, arising out of or in connection with this Agreement or the Transactions, including claims for breach of contract, warranty, tortious conduct (including negligence) and whether predicated on common law, statute, strict liability, or otherwise.

Article 10

GENERAL PROVISIONS

10.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

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(a) If to Sellers or Sellers’ Representatives:

Intelligent Fingerprinting Limited

14-17 Evolution Business Park, Milton Road, Impington, Cambridge, England, CB24 9NG

Attn: Philip Hand

Email: philip.hand@intelligentfingerprinting.com

RFA Sellers’ Representative

1908 Cliff Valley Way NE

Atlanta, Georgia, 30329-2479

Attn: Jason Isenberg

Email: jisenberg@rfallc.com

Other Sellers’ Representative

14-17 Evolution Business Park, Milton Road, Impington, Cambridge, England, CB24 9NG

Attn: Philip Hand

Email: philip.hand@intelligentfingerprinting.com

With copies (which shall not constitute notice) to:

Bristows LLP

100 Victoria Embankment | London EC4Y 0DH

Attn.: Iain Redford

Email: Iain.Redford@bristows.com

and

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, Georgia 30361

Attention: Mark L. Hanson

Email: mlhanson@jonesday.com

(b) If to Company:

GBS Inc.

420 Lexington Ave., Suite 300,

New York, NY 10170

Attn: Spiro Sakiris

Email: spiro.sakiris@gbs.inc

With a copy (which shall not constitute notice) to:

Arent Fox Schiff LLP

233 South Wacker Drive, Suite 7100, Chicago, IL 60606

Attn: Ralph De Martino and Alex Young

Email: ralph.demartino@afslaw.com and alex.young@afslaw.com

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10.2 Amendment. This Agreement may be amended by action taken (i) by Company and IFP, (ii) the Sellers’ Representatives and (iii) solely in the case of an amendment to Section 6.5 after the Closing, the affected D&O Indemnified Parties as contemplated in Section 6.5(e); provided that no amendment may materially and disproportionately affect any Seller that has not approved or consented to such amendment; provided further that, after approval of the conversion of Company Convertible Preferred Stock by the Company Stockholder Approval no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties (and, if applicable, the affected D&O Indemnified Parties) taking such action as provided above.

10.3 Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions (including, without limitation, all legal, accounting, broker, finer or investment banker fees and expenses) will be paid by the Party incurring such expenses. Each of the Parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the Transactions, without which, the Parties would not enter into this Agreement.

10.4 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.6 Entire Agreement. This Agreement, the Certificate of Designations, the IFP Disclosure Schedule, the Company Disclosure Schedule and all the documents entered into by two or more of the parties at Closing constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

10.7 Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) IFP and its successors and assigns (if any); and (c) Sellers and their respective heirs, successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) IFP; (iii) Sellers; and (iv) the respective heirs, successors and assigns (if any) of the foregoing. Neither Company nor IFP may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of both the other and Sellers’ Representatives, and no Seller may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Company, IFP and the Sellers’ Representative appointed by such Seller.

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10.8 Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.4 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties). Notwithstanding the foregoing, for the avoidance of doubt, Company shall have the right to enforce this Agreement directly against any Seller in the event of a breach by such Seller of this Agreement.

10.9 Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

10.10 Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

10.11 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by applicable Legal Requirement.

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(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. No Party shall raise the use of facsimile or electronic (i.e., PDF) transmission to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile or electronic (i.e., PDF) transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

10.13 Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.14 Cooperation. Each Party agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

10.15 Construction. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The words “hereunder,” “hereof,” “hereto,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written in the Preamble of this Agreement.

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(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge of the Company Persons, or any of them, after reasonable inquiry. The term “knowledge of IFP,” and all variations thereof, will mean the actual knowledge of the IFP Persons after reasonable inquiry.

(f) Unless otherwise specified, all calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(g) The Parties agree that any drafts of this Agreement prior to the final fully executed agreements shall not be used for purposes of interpreting any provision of this Agreement, and each of the Parties agrees that no Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.

(h) Any reference in this Agreement to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment of, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i) All references to dollar(s) or use of the $ symbol in this Agreement refer to U.S. dollars.

10.16 Conflicts; Privilege. Recognizing that Bristows LLP and Kilpatrick Townsend & Stockton LLP (collectively, “IFP Counsel”) have acted as legal counsel to IFP prior to date hereof, and that IFP Counsel may act as legal counsel to the Sellers’ Representatives, certain of the Sellers and their respective Affiliates (which will no longer include IFP) after the Closing, each of Company and IFP hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with any of the IFP Counsel representing any Sellers, Sellers’ Representatives or their Affiliates after the Closing as such representation may relate to IFP, Company or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between the Sellers, the Sellers’ Representatives and their respective Affiliates, on the one hand, and IFP Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to the Sellers, the Sellers’ Representatives and their respective Affiliates (and not Company or IFP). Accordingly, neither IFP nor Company shall have access to any such communications or to the files of IFP Counsel relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) the Sellers, the Sellers’ Representatives and their respective Affiliates (and not Company or IFP) shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither Company nor IFP shall be a holder thereof, (b) to the extent that files of IFP Counsel in respect of such engagement constitute property of the client, only the Sellers, the Sellers’ Representatives and their respective Affiliates (and not Company or IFP) shall hold such property rights and (c) IFP Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Company or IFP by reason of any attorney-client relationship between IFP Counsel and IFP or otherwise. This Section 10.16 will be irrevocable, and no term of this Section 10.16 may be amended, waived or modified, without the prior written consent of IFP Counsel. Notwithstanding any provision of this Agreement to the contrary, (i) the attorney-client privilege, attorney work product protection and expectation of client confidence involving general business matters of IFP (but not, for the avoidance of doubt, to the extent relating to the representation of IFP, the Sellers and certain of their respective Affiliates in connection with the transactions contemplated hereby) and arising prior to the Closing are for the sole benefit of IFP and (ii) in the event that following the Closing a dispute arises between IFP or its Affiliates, on the one hand, and a third party other than Sellers, Sellers’ Representatives or their respective Affiliates, on the other hand, IFP or its Affiliates may seek to prevent the disclosure of such communications to such third party, and Sellers and Sellers’ Representatives shall reasonably cooperate with IFP in connection with any request by IFP that no Seller or Sellers’ Representative shall permit such disclosure.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

INTELLIGENT FINGERPRINTING LIMITED

By:	/s/ Philip Hand
Name:	Philip Hand
Title:	Director

GBS INC.

By:	/s/ Spiro Sakiris
Name:	Spiro Sakiris
Title:	Chief Financial Officer

RFA SELLERS’ REPRESENTATIVE

By:	/s/ Jason Isenberg
Name:	Jason Isenberg

OTHER SELLERS’ REPRESENTATIVE

By:	/s/ Philip Hand
Name:	Philip Hand

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SELLERS:

Signed by Sue Jickells by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Sue Jickells acting by their attorney Philip Hand

Signed by Nikolaos Tzokas by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Nikolaos Tzokas acting by their attorney Philip Hand

Signed by David Russell by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
David Russell acting by their attorney Philip Hand

Signed by Georgina Russell by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Georgina Russell acting by their attorney Philip Hand

Signed by Catherine Russell by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Catherine Russell acting by their attorney Philip Hand

Signed by University of East Anglia by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
University of East Anglia acting by its attorney Philip Hand

Signed by Iceni Seedcorn Fund LLP by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Iceni Seedcorn Fund LLP acting by its attorney Philip Hand

Signed by the Executors of L Ball by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Executors of L Ball acting by their attorney Philip Hand

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Signed by David Ball Irrevocable Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
David Ball Irrevocable Trust acting by its attorney Philip Hand

Signed by David Ball Descendants Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
David Ball Descendants Trust acting by its attorney Philip Hand

Signed by Shannon Ball Irrevocable Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Shannon Ball Irrevocable Trust acting by its attorney Philip Hand

Signed by Shannon Ball Descendants Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Shannon Ball Descendants Trust acting by its attorney Philip Hand

Signed by Allison Bertorelli Irrevocable Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Allison Bertorelli Irrevocable Trust acting by its attorney Philip Hand

Signed by Allison Bertorelli Descendants Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Allison Bertorelli Descendants Trust acting by its attorney Philip Hand

Signed by Meredith Martin Irrevocable Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Meredith Martin Irrevocable Trust acting by its attorney Philip Hand

Signed by Meredith Martin Descendants Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Meredith Martin Descendants Trust acting by its attorney Philip Hand

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Signed by Jason Ball Descendants Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Jason Ball Descendants Trust acting by its attorney Philip Hand

Signed by Jason Ball Irrevocable Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Jason Ball Irrevocable Trust acting by its attorney Philip Hand

Signed by John David Ball by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
John David Ball acting by their attorney Philip Hand

Signed by Patrick Shannon Ball by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Patrick Shannon Ball acting by their attorney Philip Hand

Signed by Allison Bertorelli by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Allison Bertorelli acting by their attorney Philip Hand

Signed by Meredith Rae Martin by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Meredith Rae Martin acting by their attorney Philip Hand

Signed by Peter Jason Ball by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Peter Jason Ball acting by their attorney Philip Hand

Signed by Barbara Ball by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Barbara Ball acting by their attorney Philip Hand

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Signed by Thomas Johnson by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Thomas Johnson acting by their attorney Philip Hand

Signed by Robert A Rosholt by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Robert A Rosholt acting by their attorney Philip Hand

Signed by Sennett Kirk III by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Sennett Kirk III acting by their attorney Philip Hand

Signed by Sennett Kirk III Exempt Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Sennett Kirk III Exempt Trust acting by its attorney Philip Hand

Signed by Diana Lea Anthony 2015 Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Diana Lea Anthony 2015 Trust acting by its attorney Philip Hand

Signed by Guy Leland Anthony 2015 Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Guy Leland Anthony 2015 Trust acting by its attorney Philip Hand

Signed by John Ross Anthony 2015 Trust by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
John Ross Anthony 2015 Trust acting by its attorney Philip Hand

Signed by Roy Jay Anthony by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Roy Jay Anthony acting by their attorney Philip Hand

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Signed by Guy Leland Anthony by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Guy Leland Anthony acting by their attorney Philip Hand

Signed by John Ross Anthony by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
John Ross Anthony acting by their attorney Philip Hand

Signed by Michael M.E. Johns by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Michael M.E. Johns acting by their attorney Philip Hand

Signed by Jim Ballard by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Jim Ballard acting by their attorney Philip Hand

Signed by David Hammer by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
David Hammer acting by their attorney Philip Hand

Signed by Nestors Financial by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
Nestors Financial acting by its attorney Philip Hand

Signed by HBT PE LLC by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
HBT PE LLC acting by its attorney Philip Hand

Signed by The Ma-Ran Foundation by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
The Ma-Ran Foundation acting by its attorney Philip Hand

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Signed by The Gary W. Rollins Foundation by its attorney Philip Hand under a power of attorney	/s/ Philip Hand
The Gary W. Rollins Foundation acting by its attorney Philip Hand

Signed by Debra Coffey by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Debra Coffey acting by their attorney Philip Hand

Signed by John Polden by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
John Polden acting by their attorney Philip Hand

Signed by John Russell Fotheringham Walls by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
John Russell Fotheringham Walls acting by their attorney Philip Hand

Signed by Nicola Hand by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Nicola Hand acting by their attorney Philip Hand

Signed by Philip Hand	/s/ Philip Hand
Philip Hand

Signed by Stephen Goetz by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Stephen Goetz acting by their attorney Philip Hand

Signed by Jon Johnson by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Jon Johnson acting by their attorney Philip Hand

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Signed by Jeremy Walker by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Jeremy Walker acting by their attorney Philip Hand

Signed by Susan Mace by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Susan Mace acting by their attorney Philip Hand

Signed by Callistus Sequeira by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Callistus Sequeira acting by their attorney Philip Hand

Signed by Karin Briden by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Karin Briden acting by their attorney Philip Hand

Signed by Carolanne Smith by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Carolanne Smith acting by their attorney Philip Hand

Signed by Joanna Williams by their attorney Philip Hand under a power of attorney	/s/ Philip Hand
Joanna Williams acting by their attorney Philip Hand

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of IFP and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of the Securities Act.

“Acquiring Companies” means Company and its Subsidiaries.

“Actual Fraud” means an actual, knowing and intentional fraud with respect to the making of the representations and warranties contained in Article II, Article III or Article IV, as applicable, provided that such actual, knowing and intentional fraud will only be deemed to exist if (a) Sellers or IFP, on the one hand, or Company, on the other hand, had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties respectively made by them were actually breached when made and had the specific intent to deceive or mislead the other Party and (b) the other Party acted in reliance on such inaccurate representation or warranty means a claim for common law fraud under Delaware law brought against a party based on a representation made by that Party in this Agreement, in any agreement or document executed and delivered by a Party in connection with this Agreement, or in any certificate delivered pursuant to this Agreement. For the avoidance of doubt, “Actual Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Articles of Association” means the articles of association of IFP as amended and in effect from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Dover, Delaware or London, England are authorized or required by applicable Legal Requirements to close.

“Certificate of Designations” means the Certificate of Designations of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, executed by the Company on or about the date hereof.

“Claim” means a claim by Company for Loss pursuant to Section 9.5 and subject to the requirements of Article 9 in respect of breach of any IFP representations or warranties contained in Article 2 notified to the Sellers, and “Set-off Claim” means a set-off counter-claim by Sellers pursuant to Section 9.5 in respect of any breach of Company representations or warranties contained in Article 3.

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“Claim Amount Unissued Shares” has the meaning given in the Holdback Formula.

“Closing Holdback Stock” shall have the meaning given in Section 9.1(b).

“Company Common Stock” means the Common Stock of Company, par value $0.01, as further defined in Company Certificate of Incorporation, as amended.

“Company Convertible Preferred Stock” means the Series C Convertible Preferred Stock of Company, par value $0.01, as further defined in the Certificate of Designations.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to IFP as of the date of this Agreement.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or could reasonably be expected to have, a material adverse effect on: (a) the business, condition (financial or otherwise), assets, liabilities operations or results of operations of the Acquiring Companies taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquiring Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (ii) any failure by Company to meet any internal estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute an Company Material Adverse Effect and may be taken into account in determining whether an Company Material Adverse Effect has occurred); (iii) changes in the trading price or trading volume of Company Common Stock or Company Convertible Preferred Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock or Company Convertible Preferred Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, to the extent that such conditions do not have a disproportionate impact on Company, taken as a whole, relative to other companies in the industry in which Company operates; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (vi) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (vii) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of Company or licensees in respect of Company’s products or product candidates; (viii) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Company’s product candidates; or (ix) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby; or (b) the ability of Company to consummate the Acquisition or to perform any of its covenants or obligations under this Agreement.

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“Company Option” means an option to purchase shares of Company Common Stock and/or Company Convertible Preferred Stock granted under the Company Option Plan.

“Company Option Plan” means, the GBS Inc. 2019 Long Term Incentive Plan, as amended from time to time.

“Company Permit” has the meaning given in Section 3.7(b).

“Company Persons” means Spiro Sakiris and Harry Simeonides.

“Company RSU” means a stock unit granted under the Company Option Plan that entitles the holder thereof to a share of Company Common Stock or Company Convertible Preferred Stock or value based on a share of Company Common Stock or Company Convertible Preferred Stock upon vesting or settlement of such unit.

“Company Stockholder Approval Matters” means the approval of the Company Convertible Preferred Stock Conversion and any amendments to, or adoption of, any option or warrant plans to give effect to the transactions contemplated hereby.

“Company Stockholder Approval Threshold” means, with respect to the approval of the Company Stockholder Approval Matters, the affirmative vote of a majority of the outstanding shares of Company Common Stock and any other voting stock of Company held by the Company Stockholders present and entitled to vote with respect to such Company Stockholder Approval Matter.

“Company Stockholders” means the holders of the issued and outstanding shares of Company Common Stock and Company Convertible Preferred Stock.

“Company Voting Agreement” has the meaning given in the recitals.

“Confidential Information” means IFP’s trade secrets, Intellectual Property and all other information regarding IFP and the business operations of IFP, including information: (A) which is or was used in the business of IFP and is or was proprietary to, about or created by the IFP (including any of IFP’s Personnel) for use in the business of IFP; (B) is designated and/or, in fact, treated as confidential by IFP; or (C) is not generally known by any personnel not affiliated with IFP.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

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“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Conversion Date” has the meaning given in the IFP Convertible Loan Agreements.

“Convertible Preferred Stock Conversion” means the conversion of the Company Convertible Preferred Stock into Company Common Stock in accordance with the Certificate of Designations.

“Current Company Stockholder Proposals” means each proposal contained in Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 6, 2022.

“Deferred Claim Amount Unissued Shares” has the meaning given in the Holdback Formula.

“Deferred Settled Claims Amount” equals the $USD value of all Settled Claims brought by Company and Settled following expiry of the Holdback Period, less the $USD value of all Settled Claims (for set-off) brought by Sellers and Settled following expiry of the Holdback Period (which amount shall not be less than zero).

“Effect” means any event, development, circumstance, change, effect or occurrence, state of facts.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest, conditional sale agreement, covenant, option, right of way, right of any other(s) or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise, transfer or disposition of any other attribute of ownership of any asset), whether imposed by any commitment, understanding law, equity or otherwise. For the avoidance of doubt, Encumbrance does not include Out Licenses.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Securities” of any Person means capital stock or partnership, membership or other ownership interest in or of such Person, or any other securities or similar rights with respect to such Person (including securities directly or indirectly convertible into or exchangeable or exercisable for any such stock or interest, any phantom stock or stock appreciation right, or options, warrants, calls, commitments or rights of any kind to acquire any such stock or interest).

“Expert Determined Claims Amount” has the meaning ascribed in Section 8.1(c)(iii).

“FDA” means the United States Food and Drug Administration.

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“FRS 102”: means Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended on the Accounts Date.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Ownership of IFP Shares and IFP Convertible Loans), Section 4.2 (Authority; Non Contravention), Section 4.3 (Tax Matters), Section 4.4 (Disclosure; Seller Information) and Section 4.5 (Ownership of Company Stock).

“GAAP” means United States generally accepted accounting principles.

“GBS-held Loan” means the loan issued by Company to IFP pursuant to the GBS-held Loan Agreement.

“GBS-held Loan Agreement” means the bridge facility agreement entered into between Company and IFP dated June 16, 2022.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Holdback Formula” means, as applicable:

(i) such number of shares of Company Convertible Preferred Stock as equates to the Holdback Period Settled Claims Amount ÷ Notional GBS Stock Price, such number the “Claim Amount Unissued Shares”;

(ii) such number of shares of Company Convertible Preferred Stock as equates to: Expert Determined Claims Amount ÷ Notional GBS Stock Price, such number the “Provisional Claim Amount Unissued Shares”.

(iii) such number of shares of Company Convertible Preferred Stock as equates to the Deferred Settled Claims Amount ÷ Notional GBS Stock Price, such number the “Deferred Claim Amount Unissued Shares”

“Holdback Period” means the period from Closing up until and including the 12 month anniversary of Closing.

“Holdback Period Settled Claims Amount” equals the $USD value of all Settled Claims brought by Company and Settled during the Holdback Period, less the $USD value of all Settled Claims (for set-off) brought by Sellers and Settled during the Holdback Period (which amount shall not be less than zero).

“Holdback Pro-rata Entitlements” means the percentage of any Closing Holdback Stock due to each Seller as set out in column (v) of Schedule V alongside the name of such Seller.

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“IFP Accounts Date” means December 31, 2021.

“IFP Audited Financials” means the audited company accounts of IFP (prepared under section 394 of the CA 2006) for the accounting period ended on the IFP Accounts Date, including the balance sheet as at the IFP Accounts Date, the profit and loss account, and statement of changes in equity for the accounting period ended on the IFP Accounts Date, in each case in respect of IFP, and the related notes to such accounts as required by law and applicable accounting standards, copies of which are included in the IFP Disclosure Schedule.

“IFP Convertible Loan Agreements” means, collectively: (i) the bridge facility agreement entered into between IFP and the RFA Sellers, dated 24 September 2021; and (ii) the six bridge facility agreements entered into between IFP and each of Debra Coffey, John Polden, Karin Briden, Sennett Kirk III, Sennett Kirk III Exempt Trust, and Thomas Johnson, respectively, dated 26 October 2021, each as amended and restated on or about the date hereof.

“IFP Convertible Loans” means the aggregate amount of principal and interest owed by IFP pursuant to the IFP Convertible Loan Agreements.

“IFP Convertible Loan Holders” means a Seller that is a holder of an IFP Convertible Loan.

“IFP Disclosure Schedule” means the disclosure schedule that has been delivered by IFP to Company on the date of this Agreement.

“IFP Management Financials” means the unaudited balance sheet as at March 31, 2022, the unaudited profit and loss account, and the unaudited cash flow statement of IFP (including any notes thereon) for the period of three months ended March 31, 2022 (a copy of which is included in the IFP Disclosure Schedule).

“IFP Material Adverse Effect” means any Effect that, individually or considered together with all other Effects, has, or could reasonably be expected to have, a material adverse effect on: (a) the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of IFP taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, an IFP Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which IFP participates or the United Kingdom or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on IFP, taken as a whole, relative to other companies in the industry in which IFP operates; (ii) any failure by IFP to meet any internal estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute an IFP Material Adverse Effect and may be taken into account in determining whether an IFP Material Adverse Effect has occurred); (iii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, to the extent that such conditions do not have a disproportionate impact on IFP, taken as a whole, relative to other companies in the industry in which IFP operates; (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on IFP, taken as a whole, relative to other companies in the industry in which IFP operates; (v) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of IFP or licensees in respect of IFP’s products or product candidates; or (vi) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of IFP’s product candidates; or (b) the ability of IFP or Sellers to consummate the Acquisition or to perform any of their respective covenants or obligations under this Agreement.

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“IFP Permit” has the meaning given in Section 2.11(b).

“IFP Persons” means Philip Hand.

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Seller is resident or incorporated.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of NASDAQ or any other applicable securities exchange).

“Liability” means any liability, obligation, deficiency (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) of every kind and description, including any liability for Taxes, and any liability arising under any Contract or undertaking.

“Loss” or “Losses” means all damages, losses, obligations, Liabilities, Proceedings, Orders, Encumbrances, diminution of value, amounts paid in settlement, penalties, fines, assessments, Taxes, interest, costs and expenses, including costs and expenses of investigation, pursuit of claims and collection, defense, court costs and reasonable attorneys’ and consultants’ fees, investigation fees and expenses, and including reasonably foreseeable damages, but excluding any (i) punitive damages (except where claimed by a third party) or (ii) consequential damages that are not reasonably foreseeable (except where claimed by a third party). If (A) paid to a third party or (B) to the extent an expense or revenue item is recurring over a period of time such that a court of competent jurisdiction determines that a multiplier is appropriate to accurately determine the amount of damages or loss, any incidental, consequential, or exemplary damages, special damages, indirect damages, unrealized expectation, lost profits or other similar items or damages calculated using a “multiplier” or any similar method having a similar effect, shall be considered a Loss.

“NASDAQ” means The NASDAQ Stock Market.

“Net Assets” means the total assets of a company, minus all its liabilities.

“Non-RFA Convertible Loan Holders” means each of Debra Coffey, John Polden, Karin Briden, Sennett Kirk III, Sennett Kirk III Exempt Trust, and Thomas Johnson.

“Notional GBS Stock Price” means $2.784.

“Order” means any order, writ, injunction, judgment, award, assessment, finding, settlement agreement, consent agreement or decree.

“Ordinary B Shares” means the ordinary B shares of £0.00001 each in the capital of IFP.

“Ordinary Shares” means the ordinary shares of £0.00001 each in the capital of IFP.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, articles of association, bylaws and other charter documents of a company.

“Outstanding Claim” means Claim by Company within the Holdback Period (and/or a corresponding Set-off Claim by IFP) that has not become a Settled Claim prior to expiry of the Holdback Period.

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“Permitted Transferee” means (i) in the case of an entity, (a) any direct or indirect partners, members or equity holders of Seller, or any related investment funds or vehicles controlled or managed by such persons, or (b) any other Seller or any direct or indirect partners, members or equity holders of such other Seller, any affiliates of such other Seller or any related investment funds or vehicles controlled or managed by such persons or entities, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (vi) in the case of an entity, to the partners, members or equity holders of such Seller by virtue of the Seller’s organizational documents, as amended, upon dissolution of the Seller, (vii) to Company, and (viii) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of Company or a duly authorized committee thereof or other similar transaction involving a change in control of Company.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

“Personnel” means any current or former director, officer, employee, representative, agent or contractor of IFP.

“Preferred Stock Conversion” means the conversion of the Company Convertible Preferred Stock into Company Common Stock in accordance with the Certificate of Designations.

“Proceeding” means any demand, claim, action, dispute, cause of action, arbitration, audit, hearing, investigation, inquiry, litigation, suit, charge, complaint, grievance, allegation, indictment, assessment, or legal, administrative or other proceeding.

“Provisional Claim Amount Unissued Shares” has the meaning given in the Holdback Formula.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“RFA Convertible Loan Holders” means RFA Sellers.

“RFA Sellers” means the Persons listed in Schedule 8 to the Agreement.

“SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed or furnished by Company with the SEC, including all amendments thereto.

“Seller Pro-rata Entitlements” means the percentage of any Balancing Stock due to each Seller as set out in column (v) of Schedule I alongside the name of such Seller, calculated by reference to the number of IFP Shares held by each of them immediately prior to Closing.

“Settled Claim” means a Claim or Set-off Claim, as applicable, that has been: (x) agreed in writing between Company and the Sellers’ Representatives as to both liability and quantum; (y) finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal; or (z) unconditionally withdrawn by the Claimant, and “Settled” shall be construed accordingly.

“Shareholders’ Agreement” means the shareholders’ agreement made on 25 September 2019 between IFP and certain of the Sellers (whether in their capacity as parties to that agreement on any date of restatement or otherwise joined as a party pursuant to a deed of adherence) as amended from time to time.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the issued or outstanding equity or financial interests of such Entity.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Body in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

“Transactions” means the transactions contemplated by this Agreement.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement

Acquisition	1.1
Acquisition Consideration	1.4(a)
Agreement	Preamble
Balancing Stock	1.5(g)(i)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Balance Sheet	3.4(c)
Company Financials	3.4(c)
Company Material Contract	3.16(b)
Company Voting Agreement	Recitals
Conversion Share Sale	1.5(d)
Exchange Act	2.3(b)
IFP	Preamble
IFP Authorized Share Capital	2.2(a)
IFP Convertible Loan Conversion	1.5(c)
IFP Convertible Loan Consideration	1.5(e)
IFP Material Contract	2.14(b)
IFP Shares	Recitals
knowledge of Company	10.15(e)
knowledge of IFP	10.15(e)
Maximum IFP Convertible Loan Consideration	1.5(b)
Parties	Preamble
Party	Preamble
SEC	2.3(b)
Securities Act	2.3(b)
Sellers	Preamble
Transfer Agent	1.7(a)

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